Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

CASEY’S GENERAL STORES, INC.

at

$36.00 Net Per Share

by

ACT ACQUISITION SUB, INC.,

an indirect wholly owned subsidiary of

ALIMENTATION COUCHE-TARD INC.

The Offer (defined below) and withdrawal rights will expire

at 12:00, midnight, New York City time, on Friday, July 9, 2010, unless the Offer is extended.

The Offer is conditioned upon, among other things, (1) there being validly tendered in the Offer and not properly withdrawn prior to the expiration date of the Offer that number of shares of common stock, no par value, together with the associated preferred stock purchase rights (the “Rights” and, together with such shares, the “Shares”), of Casey’s General Stores, Inc. (“Casey’s”) that, together with the Shares then owned by Alimentation Couche-Tard Inc. (“Couche-Tard”) and its subsidiaries (including, without limitation, ACT Acquisition Sub, Inc. (“Purchaser”)), would represent at least a majority of the total voting power of all outstanding Shares calculated on a fully-diluted basis after the consummation of the Offer, (2) the board of directors of Casey’s redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (defined below), or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (3) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the Iowa Business Corporation Act will be inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s, (4) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, (5) Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s and (6) Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof, and to pay all related fees and expenses.

The Dealer Manager for the Offer is:

June 2, 2010

IMPORTANT

Couche-Tard and Purchaser are seeking to negotiate with Casey’s the acquisition of Casey’s by Purchaser. Couche-Tard and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and amending the purchase price) upon entering into a merger agreement with Casey’s, or to negotiate a merger agreement with Casey’s not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Couche-Tard, Purchaser and Casey’s.

This Offer to Purchase and the related Letter of Transmittal accompanying this Offer to Purchase contain important information. We urge you to carefully read the entire Offer to Purchase and the related Letter of Transmittal prior to making any decision regarding whether to tender your Shares.

Any shareholder desiring to tender all or any portion of such shareholder’s Shares should either (1) complete and sign the Letter of Transmittal (or a photocopy thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such photocopy), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” transmit an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment”), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such photocopy) or deliver such Shares pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (2) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

If a Distribution Date (as defined in Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions”) occurs, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. A shareholder who desires to tender such shareholder’s Shares (and the Rights, if applicable) and whose certificates representing such Shares (and the Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot cause all required documents to reach the Depositary prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with our nomination of a slate of directors for election or any other matter to be considered at the 2010 annual meeting of shareholders of Casey’s. Any such solicitation (including such proxy solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

TABLE OF CONTENTS

		PAGE
SUMMARY TERM SHEET		i

INTRODUCTION		1

THE OFFER		6

1.	Terms of the Offer; Expiration Date.	6

2.	Acceptance for Payment and Payment.	8

3.	Procedures for Accepting the Offer and Tendering Shares.	9

4.	Withdrawal Rights.	13

5.	Material U.S. Federal Income Tax Consequences.	13

6.	Price Range of the Shares; Dividends.	16

7.	Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations; Rights.	16

8.	Certain Information Concerning Casey’s.	18

9.	Certain Information Concerning Couche-Tard and Purchaser.	18

10.	Background of the Offer.	31

11.	Purpose of the Offer and the Proposed Merger.	38

12.	Source and Amount of Funds.	40

13.	Dividends and Distributions.	40

14.	Conditions to the Offer.	41

15.	Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; The Rights Condition; Appraisal Rights; “Going-Private” Transactions.	44

16.	Certain Fees and Expenses.	50

17.	Miscellaneous.	50

SOLICITATION OF PROXIES		51

INFORMATION CONCERNING PARTICIPANTS		51

SCHEDULE I		52

SUMMARY TERM SHEET

ACT Acquisition Sub, Inc., an indirect wholly owned subsidiary of Alimentation Couche-Tard Inc., is offering to acquire all the outstanding shares of common stock, no par value, together with the associated preferred stock purchase rights, of Casey’s General Stores, Inc., at a price of $36.00 per share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal accompanying this offer to purchase. Unless the context otherwise requires, we refer to one share of common stock of Casey’s General Stores, together with its associated preferred stock purchase right, as a “Share.”

The following are some of the questions you, as a shareholder of Casey’s General Stores, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase and the related letter of transmittal. The information contained in this summary term sheet is not complete and more detailed descriptions and explanations are contained in the remainder of this offer to purchase and the related letter of transmittal. We urge you to carefully read the entire offer to purchase and the related letter of transmittal prior to making any decision regarding whether to tender your Shares.

Who is offering to purchase my Shares?

Our name is ACT Acquisition Sub, Inc. We are a corporation recently formed solely in order to make the offer and to take certain other actions in connection therewith. We are an indirect wholly owned subsidiary of Alimentation Couche-Tard, a leading convenience store operator offering a range of food products, beverages, other merchandise and services and motor fuel. See “Introduction” and Section 9 — “Certain Information Concerning Couche-Tard and Purchaser.”

How many Shares are you seeking to purchase and at what price?

We are offering to purchase all the outstanding Shares at a price of $36.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal accompanying this offer to purchase. See “Introduction.” On the date of this offer to purchase, Alimentation Couche-Tard is the beneficial owner of 362 Shares (which includes 100 Shares owned beneficially by ACT Acquisition Sub). According to recent public disclosure by Casey’s General Stores, as of March 5, 2010, 50,915,962 Shares were issued and outstanding and, as of January 31, 2010, there were issued and outstanding options to purchase 970,250 Shares. Based on our examination of the publicly filed documents of Casey’s General Stores, as of January 31, 2010, there were no other options or warrants outstanding or rights exercisable or convertible for, or securities convertible into, Shares.

On April 8, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $36.00 per Share in cash, the closing sale price of a Share on the NASDAQ Global Select Market was $31.59. See Section 6 — “Price Range of the Shares; Dividends.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction.”

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Why are you making this offer?

We are making the offer because we want to acquire control of, and ultimately acquire the entire equity interest in, Casey’s General Stores. If the offer is consummated, we intend to consummate a second-step merger with Casey’s General Stores in which Casey’s General Stores will become an indirect wholly owned subsidiary of Alimentation Couche-Tard and all outstanding Shares that are not purchased in the offer (other than the Shares held by shareholders who properly perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. See “Introduction” and Section 11 — “Purpose of the Offer and the Proposed Merger.”

What does the Board of Directors of Casey’s General Stores think of the offer?

The Board of Directors of Casey’s General Stores rejected earlier proposals by Alimentation Couche-Tard to acquire all outstanding Shares for $36.00 per Share in cash and declined to negotiate a mutually acceptable merger agreement with us. The Board of Directors of Casey’s General Stores has not approved the offer. Within 10 business days after the date of this offer to purchase, Casey’s General Stores is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See Section 10 — “Background of the Offer.”

Do you intend to undertake a proxy solicitation with respect to matters to be considered at the 2010 annual meeting of shareholders of Casey’s General Stores?

Yes. Unless the Board of Directors of Casey’s General Stores causes Casey’s General Stores to negotiate and enter into a merger agreement with us, Alimentation Couche-Tard intends to nominate, and solicit proxies for the election of, a slate of directors for election at the 2010 annual meeting of shareholders of Casey’s General Stores and to present at such meeting, and solicit proxies for the adoption or approval of, a proposal to repeal any new or amended by-law provisions adopted by the Board of Directors of Casey’s General Stores without shareholder approval after June 10, 2009 and prior to a vote on such proposal at the 2010 annual meeting of shareholders of Casey’s General Stores. Alimentation Couche-Tard plans to deliver to Casey’s General Stores notice of its intent to nominate such persons and bring such proposal on the date of this offer to purchase or shortly thereafter. We reserve the right, however, at any time to determine not to commence such proxy solicitation (or to terminate such proxy solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that such proxy solicitation is unnecessary. See “Introduction.”

Neither this offer to purchase nor the offer constitutes a solicitation of proxies in connection with our nomination of a slate of directors for election or any other matter to be considered at the 2010 annual meeting of shareholders of Casey’s General Stores. Any such solicitation (including such proxy solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Is my vote in favor of the slate of nominees that you will nominate for election at the 2010 annual meeting of shareholders of Casey’s General Stores or the proposal to repeal any new or amended by-law provisions adopted without shareholder approval a condition to the tender of my Shares in the offer?

No. You are not required to vote in favor of the slate of nominees that we will nominate for election at the 2010 annual meeting of shareholders of Casey’s General Stores or our proposal to repeal any new or amended by-law provisions adopted without shareholder approval in order to validly tender your Shares in the offer. See “Introduction,” Section 3 — “Procedures for Accepting the Offer and Tendering Shares” and Section 17 — “Miscellaneous.”

Do you have the financial resources to pay for the Shares?

In order to finance the purchase of all of the Shares pursuant to the offer and our proposed merger and, if necessary, to refinance certain debt of Alimentation Couche-Tard and Casey’s General Stores and their respective subsidiaries, provide for working capital and pay fees and expenses related to the transactions, Alimentation Couche-Tard plans on obtaining the necessary funds from a combination of cash on hand, borrowings under existing credit facilities and credit facilities that Alimentation Couche-Tard will seek to obtain from lenders and/or a public or private issuance of securities. As of January 31, 2010, Alimentation Couche-Tard had cash and cash equivalents in the amount of $138.3 million and $501.5 million available under its existing credit facilities. Alimentation Couche-Tard expects to contribute or otherwise advance funds to enable us to consummate the offer and our proposed merger. We estimate that the total amount of funds required to acquire the outstanding Shares pursuant to the offer and our proposed merger and to pay related fees and expenses will be approximately $1.9 billion. See Section 12 — “Source and Amount of Funds.” Included among the conditions to the offer is a financing condition. See “Introduction.”

What are the associated preferred stock purchase rights?

The preferred stock purchase rights were created and issued to the shareholders of Casey’s General Stores pursuant to the implementation of the Rights Agreement, dated as of April 16, 2010, between Casey’s General Stores and Computershare Trust Company, N.A. The preferred stock purchase rights are not represented by separate certificates. Instead, they are represented by the certificates for the Shares. Presently, each such certificate represents not only Shares but also the corresponding right to purchase from Casey’s General Stores, at a price of $95 per Share (subject to adjustment), one-one thousandth of a share of Series A Serial Preferred Stock of Casey’s General Stores per Share of common stock represented by such certificate.

The right to purchase such preferred stock is not exercisable until a “distribution” of such preferred stock purchase rights occurs and will expire on April 15, 2011, unless earlier redeemed or exchanged by Casey’s General Stores. A distribution of such preferred stock purchase rights will occur upon the earlier of such date that Casey’s General Stores learns that a person or a group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding Shares or such date, if any, as may be designated by the Board of Directors of Casey’s General Stores following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for the outstanding Shares which could result in a person or a group becoming the beneficial owner of more than 15% of the outstanding Shares.

Subject to certain exceptions and adjustments, in the event that a person or a group of affiliated or associated persons has acquired, or has the right to acquire, beneficial ownership of more than 15% of the outstanding Shares, each holder of a preferred stock purchase right (other than any such rights beneficially owned by such acquiring person which will thereupon become void), will have the right to receive, upon exercise of a preferred stock purchase right and payment of the $95 purchase price, that number of one one-thousandth of a share of Series A Serial Preferred Stock of Casey’s General Stores equal to the result obtained by multiplying $95 by a fraction, the numerator of which is the number of one-one thousandth of a share of such preferred stock for which such preferred stock purchase right is exercisable and the denominator of which is 50% of the market value of the Shares on the date on which such person became an acquiring person. In addition, in the event that, among other similar events, Casey’s General Stores is acquired in a merger or other business combination by such an acquiring person, or 50% or more of Casey’s General Stores’ assets are sold to such an acquiring person, each holder of a preferred stock purchase right (other than any such rights beneficially owned by such acquiring person which will have become void), will have the right to receive, upon exercise of a preferred stock purchase right and payment of the $95 purchase price as the same may be adjusted from time to time pursuant to the Rights Agreement, such number of common shares in the surviving entity having an aggregate value equal to the result obtained by multiplying such purchase price by two.

Unless the Board of Directors of Casey’s General Stores elects not to declare a distribution date in connection with the offer and elects not to redeem the preferred stock purchase rights and, thus, terminate such rights, or otherwise takes appropriate action to invalidate the preferred stock purchase rights and render such rights inapplicable to the offer and our proposed merger, the offer will likely result in a distribution of the preferred stock purchase rights. In the event that a distribution occurs, the Rights Agreement and the preferred stock purchase rights will serve to impede and frustrate our ability to take control of Casey’s General Stores and to effect our proposed merger.

Unless a distribution occurs, a tender of Shares will include a tender of the associated preferred stock purchase rights. If a distribution does occur, you will need to tender one right with each Share tendered, as the preferred stock purchase rights are transferable only with the Shares until a distribution. We will not pay any additional consideration for the tender of a preferred stock purchase right.

Based on information made publicly available by Casey’s General Stores, we believe that, as of June 1, 2010, the preferred stock purchase rights are not exercisable, certificates representing such rights have not been issued and such rights are evidenced by the certificates representing the Shares. We believe, however, that, as a result of the commencement of the offer, a distribution could occur as early as the date of this offer to purchase if the Board of Directors of Casey’s General Stores determines to designate the date of this offer to purchase as the distribution date.

For more information, see Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

Is your financial condition relevant to my decision to tender in the offer?

The financial condition of Alimentation Couche-Tard may be relevant to your decision to tender Shares because the offer is contingent upon our having received proceeds of financings on terms and conditions satisfactory to Alimentation Couche-Tard that are sufficient, together with cash on hand, to consummate the offer and our proposed merger, and to refinance all debt of Alimentation Couche-Tard and Casey’s General Stores that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the offer or our proposed merger or the financing thereof, and to pay all related fees and expenses. We cannot guarantee that Alimentation Couche-Tard will be able to obtain the financings necessary to satisfy the financing condition to the consummation of the offer, particularly in light of the current economic conditions in the U.S. and Canada. You should consider all of the information concerning the financial condition of Alimentation Couche-Tard included or incorporated by reference into this offer to purchase before deciding to tender Shares in the offer. See Section 9 — “Certain Information Concerning Couche-Tard and Purchaser.”

What are the most important conditions to the offer?

The most important conditions to the offer are the following:

•

Casey’s General Stores shareholders must validly tender, and not withdraw before the expiration of the offer, a number of Shares that, together with the Shares then owned by Alimentation Couche-Tard and its subsidiaries (including, without limitation, us), would represent at least a majority of the total voting power of all of the outstanding Shares calculated on a fully-diluted basis after the consummation of the offer.

•

Alimentation Couche-Tard being satisfied, in its sole discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the Iowa Business Corporation Act will be inapplicable to the offer and our proposed merger, or any other business combination involving Alimentation Couche-Tard or any of its subsidiaries (including, without limitation, us) and Casey’s General Stores.

•

Casey’s General Stores not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Alimentation Couche-Tard’s or our ability to acquire Casey’s General Stores or otherwise diminishing the expected value to Alimentation Couche-Tard of the acquisition of Casey’s General Stores.

•

Alimentation Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the offer and our proposed merger, and to refinance all debt of Casey’s General Stores and Alimentation Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the offer or our proposed merger or the financing thereof, and to pay all related fees and expenses.

•

The Board of Directors of Casey’s General Stores must redeem the preferred stock purchase rights or we must be satisfied, in our sole discretion, that such rights have been invalidated or are otherwise inapplicable to the offer and our proposed merger or any business combination involving Alimentation Couche-Tard or any of its subsidiaries (including us) and Casey’s General Stores.

•	All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, must have expired or been terminated.

The offer is subject to certain other conditions as well. A more detailed discussion of the conditions to consummation of the offer may be found in “Introduction,” Section 11 — “Purpose of the Offer and the Proposed Merger” and Section 14 — “Conditions to the Offer.”

How long do I have to decide whether to tender my Shares into the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00, midnight, New York City time, on Friday, July 9, 2010. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire. See Section 1 — “Terms of the Offer; Expiration Date.”

We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which shareholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

If a majority of the Shares are tendered, will Casey’s General Stores continue as a public company?

If our proposed merger occurs, Casey’s General Stores will no longer be publicly owned. If the offer is consummated and our proposed second-step merger does not take place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on the NASDAQ Global Select Market or any other securities exchange, and Casey’s General Stores may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations; Rights.”

How do I accept the offer and tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Wells Fargo Bank, N.A., prior to the expiration of the offer. If your Shares are held in street name (i.e., through a broker, dealer or other

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nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to Wells Fargo Bank, N.A. in time, you may be able to complete and deliver to Wells Fargo Bank, N.A., in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the offer, when will I be paid for my Shares?

If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer. See Section 2 — “Acceptance for Payment and Payment.”

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to Wells Fargo Bank, N.A. prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See Section 4 — “Withdrawal Rights.”

If I do not tender but the offer is successful, what will happen to my Shares?

If the offer is successful, we expect to consummate a second-step merger with Casey’s General Stores in which Casey’s General Stores will become an indirect wholly owned subsidiary of Alimentation Couche-Tard. In the second-step merger, all Shares that were not purchased in the offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer. If the proposed second-step merger takes place, shareholders who did not validly tender in the offer (other than Shares held by Alimentation Couche-Tard or its subsidiaries (including, without limitation, us) and Shares owned by shareholders who properly perfect their appraisal rights under Iowa law) will receive the same amount of cash per Share that they would have received had they validly tendered their Shares in the offer. Therefore, if the proposed second-step merger takes place and you do not properly perfect your appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares. See “Introduction” and Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations; Rights.” The treatment of your Shares if the proposed second-step merger does take place and you properly perfect your appraisal rights is discussed in Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

However, if the offer is consummated and the proposed second-step merger does not take place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on the NASDAQ Global Select Market or any other securities exchange, and Casey’s General Stores may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations; Rights.”

What is the market value of my Shares as of a recent date?

On April 8, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $36.00 per Share, net to the seller in cash, the closing sale price of a Share on the

NASDAQ Global Select Market was $31.59. On June 1, 2010, the last full trading day before the commencement of the offer, the closing price of a Share on the NASDAQ Global Select Market was $36.34. Shareholders are urged to obtain a current market quotation for the Shares prior to deciding whether or not to tender. See Section 6 — “Price Range of the Shares; Dividends.”

Are appraisal rights available in either the offer or the proposed second-step merger?

Appraisal rights are not available in the offer. If we consummate the proposed second-step merger on the terms described herein, you will be entitled to appraisal rights in connection with the proposed second-step merger if you strictly comply with applicable Iowa law. See Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

What are the U.S. Federal income tax consequences of the proposed transactions?

The receipt of cash in the offer or the proposed second-step merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See Section 5 — “Material U.S. Federal Income Tax Consequences.”

Whom can I call with questions?

You can call Innisfree M&A Incorporated toll-free at (877) 717-3930 (banks and brokers may call collect at (212) 750-5833) or Credit Suisse Securities (USA) LLC at (212) 538-4581 or toll-free at (800) 318-8219 with any questions you may have. Innisfree M&A Incorporated is acting as the information agent, and Credit Suisse Securities (USA) LLC is acting as the dealer manager for the offer. See Section 16 — “Certain Fees and Expenses” and the back cover of this offer to purchase.

INTRODUCTION

To: All Holders of Shares of Common Stock of Casey’s:

ACT Acquisition Sub, Inc., an Iowa corporation (“Purchaser”) and an indirect wholly owned subsidiary of Alimentation Couche-Tard Inc., a corporation incorporated under the laws of the province of Québec, Canada (“Couche-Tard”), hereby offers to purchase (1) all issued and outstanding shares of common stock, no par value (the “Shares”), of Casey’s General Stores, Inc., an Iowa corporation (“Casey’s”), and (2) the associated rights to purchase shares of Series A Serial Preferred Stock, no par value, of Casey’s (the “Rights”) issued pursuant to the Rights Agreement, dated as of April 16, 2010 (the “Rights Agreement”), between Casey’s and Computershare Trust Company, N.A., as Rights Agent, at a price of $36.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

Tendering shareholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions. Shareholders who hold their Shares in street name through a broker, dealer, commercial bank, trust company or other nominee should check with such nominee as to whether it will charge any service fees. Except as set forth in Instruction 6 of the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. Any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or the appropriate Internal Revenue Service Form W-8 may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 5 — “Material U.S. Federal Income Tax Consequences.” Purchaser will pay all fees and expenses of Credit Suisse Securities (USA) LLC (“Credit Suisse”), as Dealer Manager (the “Dealer Manager”), Wells Fargo Bank, N.A., as Depositary (the “Depositary”), and Innisfree M&A Incorporated (“Innisfree”), as Information Agent (the “Information Agent”), incurred in connection with the Offer. See Section 16 — “Certain Fees and Expenses.”

The purpose of the Offer is to enable Couche-Tard to acquire control of, and ultimately acquire the entire equity interest in, Casey’s. The Offer, as the first step in the acquisition of Casey’s, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Casey’s consummate a second-step merger or similar business combination with Purchaser (the “Proposed Merger”), pursuant to which each then outstanding Share (other than Shares held by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) and Shares owned by shareholders who properly perfect their appraisal rights under Iowa law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer. Under the Iowa Business Corporation Act (the “IBCA”) as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the total voting power of all outstanding Shares calculated on a fully-diluted basis after the consummation of the Offer, Purchaser believes it would be able to approve the Proposed Merger without a vote of the Board of Directors of Casey’s or the other shareholders of Casey’s. If Purchaser does not acquire such voting power, Purchaser would have to obtain the required approval of the Board of Directors of Casey’s and the shareholders of Casey’s to effect the Proposed Merger.

Notwithstanding the foregoing, certain terms of the Rights Agreement and certain provisions of the IBCA may affect the ability of Couche-Tard to obtain control of Casey’s and Purchaser’s ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Board of Directors of Casey’s, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition, the HSR Condition (each as defined below) and all other conditions set forth in Section 14 — “Conditions to the Offer” are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See Section 11 — “Purpose of the Offer and the Proposed Merger” and Section 14 — “Conditions to the Offer.”

Unless the Board of Directors of Casey’s causes Casey’s to negotiate and enter into a merger agreement with us, Couche-Tard intends to nominate, and solicit proxies for the election of, a slate of directors (the “Nominees”) for election at the 2010 annual meeting of shareholders of Casey’s and to present at such meeting, and solicit proxies for the adoption or approval of, a proposal to repeal any new or amended by-law provisions adopted by the Board of Directors of Casey’s without shareholder approval after June 10, 2009 and prior to a vote on such proposal at the 2010 annual meeting of shareholders of Casey’s (the “Proxy Solicitation”). Couche-Tard plans to deliver to Casey’s notice of its intent to nominate the Nominees and to bring such proposal on the date of this Offer to Purchase or shortly thereafter. We believe that the Nominees, if elected, and subject to their fiduciary duties, will support the Offer and the Proposed Merger and take actions necessary to satisfy the conditions to the Offer, including the Rights Condition, the Section 490.1110 Condition and the Impairment Condition. We reserve the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the Proxy Solicitation is unnecessary.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with our nomination of a slate of directors for election or any other matter to be considered at the 2010 annual meeting of shareholders of Casey’s. Any such solicitation (including the Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Couche-Tard and Purchaser are seeking to negotiate with Casey’s the acquisition of Casey’s by Purchaser. Couche-Tard and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and the Offer Price) upon entering into a merger agreement with Casey’s, or to negotiate a merger agreement with Casey’s not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Couche-Tard, Purchaser and Casey’s.

The Offer is subject to the fulfillment of certain conditions, including, without limitation, the following:

The Minimum Tender Condition. Consummation of the Offer is conditioned upon there having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) that number of Shares that, together with the Shares then owned by Couche-Tard and its subsidiaries (including, without limitation, Purchaser), would represent at least a majority of the total voting power of all outstanding Shares calculated on a fully-diluted basis after consummation of the Offer, which shall mean, as of any time, the number of Shares outstanding, together with all Shares which Casey’s would be required or permitted to issue in satisfaction of the terms of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, Shares under which the right to convert or exchange into or exercise for Shares has or will have accrued, assuming consummation of the Offer and the Proposed Merger (the “Minimum Tender Condition”).

According to the Quarterly Report on Form 10-Q of Casey’s for the fiscal quarter ended January 31, 2010 (the “Casey’s 10-Q”), as of March 5, 2010, 50,915,962 Shares were issued and outstanding. According to the Casey’s 10-Q and other publicly filed documents of Casey’s, as of January 31, 2010, there were issued and outstanding options to purchase 970,250 Shares. Based on Purchaser’s examination of the publicly filed documents of Casey’s, as of January 31, 2010, there were no other options or warrants outstanding or rights exercisable or convertible for, or securities convertible into, Shares. For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options, warrants and convertible notes are presently exercisable and none of the warrants and stock options are exercised on a cashless basis.

Based on the foregoing and assuming no Shares have been issued since March 5, 2010 (other than Shares issued pursuant to the exercise of the stock options referred to above), and assuming no warrants, options or securities or instruments convertible or exchangeable into, or rights exercisable for, Shares have been granted, issued or have accrued, as the case may be, since January 31, 2010, there are approximately 51,886,212 Shares outstanding on a fully diluted basis. Couche-Tard is the beneficial owner of 362 Shares (which includes 100 Shares owned beneficially by Purchaser). Accordingly, and subject to the foregoing, if 25,942,745 Shares were tendered and not properly withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied.

The Rights Condition. Consummation of the Offer is conditioned upon the Board of Directors of Casey’s redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s (the “Rights Condition”). See Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

The Rights are described in the Current Report on Form 8-K of Casey’s, filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2010 (the “Casey’s 8-K”), which description is incorporated by reference in the Registration Statement on Form 8-A of Casey’s, filed with the SEC on April 16, 2010. The terms of the Rights are set forth in the Rights Agreement. According to the Casey’s 8-K, the Board of Directors of Casey’s declared a dividend, payable to shareholders of Casey’s of record on April 26, 2010 of one Right per each outstanding Share (and for each Share that becomes outstanding between such date and prior to the earliest of the redemption of the Rights, the Distribution Date (as defined in Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions”) and the Rights Expiration Date (defined below)). Each Right entitles the registered holder to purchase from Casey’s one one-thousandth of a share of Casey’s Series A Serial Preferred Stock (the “Preferred Shares”), at a price of $95.00 per Share (as the same may be adjusted, the “Preferred Share Purchase Price”). The Rights are transferable only with the Shares until the Distribution Date. The Rights will not become exercisable until the Distribution Date and will expire on April 15, 2011 (the “Rights Expiration Date”), unless earlier redeemed or exchanged by Casey’s, as discussed in Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions”.

Subject to certain exceptions and adjustments, in the event that any person or group of affiliated or associated persons acquires, or has the right to acquire, beneficial ownership of more than 15% of the Shares (an “Acquiring Person”), each holder of a Right (other than Rights beneficially owned by the Acquiring Person which will thereupon become void), will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, that number of one one-thousandth of a share of the Preferred Shares equal to the result obtained by multiplying the Preferred Share Purchase Price by a fraction, the numerator of which is the number of one-one thousandth of a Preferred Share for which such Right is exercisable and the denominator of which is 50% of the market value of shares of common stock of Casey’s on the date on which such person became an Acquiring Person. In addition, in the event that, among other similar events, Casey’s is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of the assets of Casey’s are sold to an Acquiring Person, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, such number of common shares in the surviving entity having an aggregate value equal to the result obtained by multiplying the Preferred Share Purchase Price by two.

Based on information made publicly available by Casey’s, Purchaser believes that, as of June 1, 2010, the Rights are not exercisable, certificates representing the Rights (the “Rights Certificates”) have not been issued and the Rights are evidenced by the certificates representing the Shares (the “Share Certificates”). Purchaser believes that, as a result of the commencement of the Offer, the Distribution Date may occur as early as the date of this Offer to Purchase if the Board of Directors of Casey’s determines to designate the date of this Offer to Purchase as the Distribution Date. Section 15 – “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions”.

Unless the Rights Condition is satisfied, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” If no Distribution Date occurs, a tender of Shares will also constitute a tender of the associated Rights.

Purchaser believes that under the circumstances of the Offer, the Board of Directors of Casey’s has a fiduciary obligation to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s), and Purchaser hereby requests that the Board of Directors of Casey’s do so. However, there can be no assurance that the Board of Directors of Casey’s will redeem the Rights or so amend the Rights Agreement.

Unless the Board of Directors of Casey’s causes Casey’s to negotiate and enter into a merger agreement with us, Couche-Tard intends to nominate, and solicit proxies for the election of, the Nominees for election at the 2010 annual meeting of shareholders of Casey’s and to present at such meeting, and solicit proxies for the adoption or approval of, a proposal to repeal any new or amended by-law provisions adopted by the Board of Directors of Casey’s without shareholder approval after June 10, 2009 and prior to a vote on such proposal at the 2010 annual meeting of shareholders of Casey’s. Couche-Tard plans to deliver to Casey’s notice of its intent to nominate the Nominees and to bring such proposal on the date of this Offer to Purchase or shortly thereafter. Such Nominees will be persons who we believe will consider, to the extent that it is in the best interest of the shareholders of Casey’s, among other things, taking action to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s). We believe that the Nominees, if elected, and subject to their fiduciary duties, will support the Offer and the Proposed Merger and take actions necessary to satisfy the Rights Condition.

The Section 490.1110 Condition. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested shareholders set forth in Section 490.1110 of the IBCA will be inapplicable to the Offer or the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including, without limitation, Purchaser) and Casey’s (the “Section 490.1110 Condition”). Section 490.1110 of the IBCA prohibits an Iowa corporation from engaging in certain business combinations with specified interested shareholders for a period of three years unless certain conditions are satisfied. See Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

The Impairment Condition. Consummation of the Offer is conditioned upon Casey’s not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Couche-Tard’s or Purchaser’s ability to acquire Casey’s or otherwise diminishing the expected value to Couche-Tard of the acquisition of Casey’s (the “Impairment Condition”).

The Financing Condition. Consummation of the Offer is conditioned upon Couche-Tard having available to it proceeds of financings on terms and conditions satisfactory to it that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger, and to refinance all debt of Casey’s and Couche-Tard that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof, and to pay all related fees and expenses (the “Financing Condition”). See Section 12 — “Source and Amount of Funds.”

The HSR Condition. Consummation of the Offer is conditioned upon the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act” and such condition, the “HSR Condition”). Under the HSR Act, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. See Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.”

Certain other conditions to the consummation of the Offer are discussed in Section 14 — “Conditions to the Offer.” Purchaser reserves the right (subject to the applicable rules and regulations of the SEC) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition. See Section 1 — “Terms of the Offer; Expiration Date” and Section 14 — “Conditions to the Offer.”

Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Proposed Merger are discussed in Section 5 — “Material U.S. Federal Income Tax Consequences.”

In the event the Offer is terminated or not consummated, or after expiration of the Offer and pending consummation of the Proposed Merger, we may purchase additional Shares not tendered in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including, without limitation, the results of the Offer, our business and financial position and general economic and market conditions.

This Offer to Purchase and the related Letter of Transmittal contain important information. We urge you to carefully read the entire Offer to Purchase and the related Letter of Transmittal prior to making any decision regarding whether to tender your Shares.

THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights”. The term “Expiration Date” means 12:00, midnight, New York City time, on Friday, July 9, 2010, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition, the HSR Condition and all the other conditions set forth in Section 14 — “Conditions to the Offer.” Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition, the HSR Condition or any other condition of the Offer if any of the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition, the HSR Condition or any of the other conditions set forth in Section 14 — “Conditions to the Offer” has not been satisfied by 12:00, midnight, New York City time, on Friday, July 9, 2010 (or any other time then set as the Expiration Date). Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for and (iii) to amend the Offer, in each case, by giving oral or written notice of such delay, extension, termination or amendment to the Depositary and by making public announcement thereof.

During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration

Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality of the changes and, in the SEC’s view, should be no less than five business days from the date that notice of such change is first published or sent or given to security holders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, a minimum 10-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to shareholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering shareholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial offering period of at least 20 business days has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial offering period, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during initial offering period, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of Casey’s consistent with the requirements of the SEC.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

A request is being made to Casey’s pursuant to Rule 14d-5 under the Exchange Act for the use of shareholder lists and security position listings of Casey’s for the purpose of disseminating the Offer to shareholders. Upon compliance by Casey’s with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholders lists of Casey’s, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if Casey’s so elects, the materials will be mailed by Casey’s. A request is also being made to Casey’s pursuant to Section 490.1602 of the IBCA to inspect: the stock ledger of Casey’s; a list of the shareholders of Casey’s; and other related materials.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the event separate Rights Certificates are issued, similar action will be taken with respect to unpurchased and untendered Rights.

Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly following the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. See Section 14 — “Conditions to the Offer.” Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares in order to comply with applicable laws or if any of the conditions referred to in Section 14 — “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in Section 14 — “Conditions to the Offer.”

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(1) the Share Certificates and, if applicable, the Rights Certificates, or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

(2) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

If Rights Certificates have been distributed to holders of Shares, such holders are required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect a valid tender of such Shares.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser’s obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, if a Distribution Date has occurred and a shareholder has sold its Rights separately from its Shares and does not otherwise acquire Rights, such shareholder will not satisfy the requirements of the Offer for the tender of Shares.

Separate Delivery of Rights Certificates. If the Distribution Date has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three NASDAQ Stock Market (“NASDAQ”) trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed to shareholders. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

If the Distribution Date occurs, to the extent that the Rights become eligible for book-entry transfer under procedures established by the Book-Entry Transfer Facility, the Depositary also will make a request to establish an account with respect to the Rights at such Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering shareholder will be required to tender Rights by means of physical delivery to the Depositary of Rights Certificates (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

If the Share Certificates or Rights Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates or Rights Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

If the Share Certificates or Rights Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s Share Certificates or, if applicable, Rights Certificates, are not immediately available (including, without limitation, if the Distribution Date has occurred but Rights Certificates have not yet been distributed) or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(3) within, (a) in the case of Shares, three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (x) three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery and (y) three business days after the date Rights Certificates are distributed to shareholders, (i) Share Certificates representing tendered Shares (and, prior to the Distribution Date, representing tendered Rights) and, after the Distribution Date, Rights Certificates, are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares and Rights are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares and Rights, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation) and, after the Distribution Date, Rights Certificates (or a Book Entry Confirmation, if available), (2) a Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book entry transfer of Shares and Rights and (3) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates (and, if applicable, Rights Certificates) representing, or Book-Entry Confirmations of, such Shares (and, if applicable, Rights, if available) are received into the Depositary’s account at the Book-Entry Transfer Facility.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, unless an exemption applies, each tendering U.S. holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5 — “Material U.S. Federal Income Tax Consequences.”

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a U.S. shareholder may be refunded or credited against the U.S. shareholder’s federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints Alain Bouchard, Brian P. Hannasch and Raymond Paré, or any of them, and any individual designated by any of them or Purchaser, and each of them individually, as such shareholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after June 1, 2010. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment such Shares as provided herein. Upon such appointment, all prior proxies and consents given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of shareholders of Casey’s, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with our nomination of a slate of directors for election or any other matter to be considered at the 2010 annual meeting of shareholders of Casey’s. Any such solicitation (including the Proxy Solicitation) will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Exchange Act.

Determination of Validity. All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares (and, if applicable, Rights) and compliance by a tendering shareholder with the terms of the Offer will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares (and, if applicable, Rights) of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Couche-Tard or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. Purchaser’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares (and, if applicable, Rights) made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after July 31, 2010 (or such later date as may apply in case the Offer is extended). A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn.

To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates or Rights Certificates evidencing Shares or Rights to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion. None of Purchaser, Couche-Tard or any of their affiliates or assigns, if any, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in Section 1 — “Terms of the Offer; Expiration Date”), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, BENEFICIAL OWNERS OF THE SHARES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DOCUMENT OR ANY DOCUMENT REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY BENEFICIAL OWNERS OF THE SHARES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER U.S. TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE SHARES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) whose Shares are sold in the Offer or converted to cash in the Proposed Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect as of the date of this Offer. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Proposed Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to U.S. holders and non-U.S. holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or a holder subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, dissenting stockholders, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We urge you to consult your tax advisor regarding the U.S. federal tax consequences of the Offer and the Proposed Merger in respect of your particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws.

As used in this discussion, a “U.S. holder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of Shares who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Proposed Merger. The receipt of cash in exchange for Shares in the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Proposed Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Proposed Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Proposed Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Proposed Merger. Except as described below under “Sale of Shares in a U.S. Real Property Holding Corporation,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Proposed Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gains described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate).

Sale of Shares in a U.S. Real Property Holding Corporation. A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Proposed Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because Casey’s was a U.S. real property holding corporation (a “USRPHC”) during the relevant statutory period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Casey’s does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event Casey’s constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Proposed Merger.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer and the Proposed Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

The foregoing discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. We urge you to consult your tax advisor regarding the U.S. federal tax consequences of the Offer and the Proposed Merger in respect of your particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

According to the Annual Report of Casey’s on Form 10-K for the fiscal year ended April 30, 2009 (the “Casey’s 2009 10-K”), the Shares are listed and traded principally on the NASDAQ Global Select Market under the symbol “CASY”. The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on NASDAQ as reported in published financial sources:

	LOW	HIGH
Fiscal Year ended April 30, 2009
First Quarter (ended July 31, 2008)	19.97	26.30
Second Quarter (ended October 31, 2008)	22.36	30.66
Third Quarter (ended January 31, 2009)	20.63	31.11
Fourth Quarter (ended April 30, 2009)	18.32	28.43
Fiscal Year ended April 30, 2010
First Quarter (ended July 31, 2009)	23.58	28.56
Second Quarter (ended October 31, 2009)	25.62	33.06
Third Quarter (ended January 31, 2010)	29.10	32.71
Fourth Quarter (ended April 30, 2010)	29.03	39.56
Fiscal Year 2011
First Quarter (through June 1, 2010)	30.24	39.03

On April 8, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $36.00 per Share in cash, the closing sale price of a Share on NASDAQ was $31.59. On June 1, 2010, the last full trading day before the commencement of the Offer, the closing price of a Share on NASDAQ was $36.34. Shareholders are urged to obtain a current market quotation for the Shares prior to deciding whether or not to tender.

Dividends. According to publicly available documents, during the fourth quarter of fiscal year 2008, Casey’s declared a quarterly dividend of $0.065 per share. During each quarter of fiscal year 2009, Casey’s declared a quarterly dividend of $0.075 per share. Casey’s also declared a quarterly dividend of $0.085 per share for each quarter of fiscal year 2010. If Purchaser acquires control of Casey’s, Purchaser reserves the right to change the dividend policy of Casey’s, including causing Casey’s to pay a special or extraordinary dividend to all holders of the Shares, prior to acquisition of the entire equity interest of Casey’s.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; RIGHTS.

If the Offer is successful and the Proposed Merger is consummated, shareholders who do not tender in the Offer (other than those properly exercising appraisal rights under Iowa law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place and a shareholder does not properly perfect its appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering shareholders will be paid earlier. However, if the Offer is consummated and the Proposed Merger does not take place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

NASDAQ Listing. Couche-Tard intends to cause all Shares to be delisted from the NASDAQ Global Select Market promptly upon completion of the Proposed Merger.

Following the acceptance of the Shares for payment pursuant to the Offer and prior to completion of the Proposed Merger, Casey’s may no longer meet the requirements for continued listing on the NASDAQ Global Select Market, depending upon the number of shares accepted for payment pursuant to the Offer. According to NASDAQ’s published guidelines, the Shares would only meet the criteria for continued listing on the NASDAQ Global Select Market if, among other things, (i) there were at least 400 shareholders, (ii) the minimum bid price for the Shares was at least $1 per share and (iii) either:

•

there were at least two market makers for the Shares, the number of publicly–held Shares (excluding Shares held by officers, directors, and other beneficial owners of 10% or more) was at least 750,000, the market value of such publicly–held Shares was at least $5 million, and shareholders’ equity was at least $10 million; or

•

there were at least four market makers for the Shares, the number of publicly–held Shares (excluding Shares held by officers, directors, and other beneficial owners of 10% or more) was at least 1.1 million, the market value of such publicly–held Shares was at least $15 million, and the market value of the Shares was at least $50 million or the total assets and total revenue were each at least $50 million.

Shares that are held by directors or officers of Casey’s, or by any beneficial owner of more than 10% of the Shares, are not considered to be publicly held for this purpose. According to the Casey’s 10-Q, as of March 5, 2010, 50,915,962 Shares were issued and outstanding. If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and such Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for the Shares will be adversely affected. It is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders of Shares remaining at such time, the level of interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Casey’s to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Casey’s to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Casey’s. See Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions.” In addition, “affiliates” of Casey’s and persons holding “restricted securities” of Casey’s may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser intends to seek to cause Casey’s to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

Rights. Under the terms of the Rights Agreement, as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, the NASDAQ listing and Exchange Act registration would apply to the Rights in a similar manner.

8. CERTAIN INFORMATION CONCERNING CASEY’S.

The information concerning Casey’s contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Couche-Tard, Purchaser, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Casey’s to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Couche-Tard, Purchaser, the Dealer Manager, the Information Agent or the Depositary.

According to the Casey’s 2009 10-K, Casey’s was incorporated in 1967 under the laws of the State of Iowa. The principal executive offices of Casey’s are located at One Convenience Blvd., Ankeny, Iowa 50021-8045 and its telephone number is (515) 965-6100. According to the Casey’s 2009 10-K, Casey’s operates convenience stores that carry a broad selection of food and nonfood items and offer gasoline for sale on a self-service basis.

According to the Casey’s Form 10-Q, as of March 5, 2010, 50,915,962 Shares were issued and outstanding. According to the Casey’s 10-Q and other publicly filed documents of Casey’s, as of January 31, 2010, there were issued and outstanding options to purchase 970,250 Shares. Based on Purchaser’s examination of Casey’s publicly filed documents, as of June 1, 2010, there were no other options or warrants outstanding or rights exercisable or convertible for, or securities convertible into, Shares.

Based on the foregoing and assuming no Shares have been issued since March 5, 2010 (other than Shares issued pursuant to the exercise of the stock options referred to above), and assuming no warrants, options or securities or instruments convertible or exchangeable into, or rights exercisable for Shares have been granted, issued or have accrued, as the case may be, since January 31, 2010, there are approximately 51,886,212 Shares outstanding on a fully diluted basis. Couche-Tard is the beneficial owner of 362 Shares (which includes 100 Shares owned beneficially by Purchaser). Accordingly, and subject to the foregoing, if 25,942,745 Shares were tendered and not withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied.

Casey’s is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Casey’s files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING COUCHE-TARD AND PURCHASER.

Purchaser is an indirect wholly owned subsidiary of Couche-Tard organized in 2010 under the laws of the State of Iowa in order to make the Offer and to take other action in connection therewith. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Proposed Merger and, if necessary, to engage in the Proxy Solicitation. Purchaser’s principal administrative offices and telephone number are the same as those of Couche-Tard. Couche-Tard was incorporated under Part IA of the Companies Act (Québec) by certificate of amalgamation dated May 1, 1988. On December 15, 1994, Couche-

Tard changed its corporate name from “Actidev Inc.” to “Alimentation Couche-Tard Inc.” Couche-Tard’s principal administrative offices are located at 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3 and its telephone number is (450) 662-6632.

Couche-Tard is a leading convenience store operator offering a range of food products, beverages, other merchandise and services and motor fuel. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. As of the date of this Offer to Purchase, Couche-Tard operates a network of 5,883 convenience stores, 4,142 of which included motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers.

Couche-Tard’s stores, which are located in a variety of high-traffic areas, include freestanding buildings and stores located in strip shopping centers. Couche-Tard’s stores in Canada and in the U.S. are designed to appeal to customers in their local markets, rather than conforming to a single standard format. Stores’ simple and consistent design makes them easily recognizable. The majority of the stores are open seven days a week, 24 hours a day, with peak customer traffic in the early morning and late afternoon. The size of the typical Couche-Tard store is between 2,500 and 4,500 square feet depending on the market in which they are located.

The principal trading market for Couche-Tard’s ordinary shares is the Toronto Stock Exchange. Couche-Tard is a Canadian foreign private issuer subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to Casey’s in Section 8 of this Offer to Purchase.

The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Couche-Tard and Purchaser are set forth in Schedule I of this Offer to Purchase.

Capital Stock. As at January 31, 2010, Couche-Tard had 53,706,712 issued and outstanding Class A multiple voting shares each comprising ten votes per share and 129,903,847 outstanding Class B subordinate voting shares each comprising one vote per share.

Long-Term Debt.

As at January 31, 2010, Couche-Tard had credit agreements consisting of three revolving unsecured facilities of initial maximum amounts of $650.0 million (Operating Credit A), $310.0 million (Operating Credit B) and $40.0 million (Operating Credit C) each, with initial terms of five years, 51 months and 42 months respectively, that can be extended each year by one year at the request of Couche-Tard with the consent of the lenders. The credit facilities are available in the following forms:

•

A term revolving unsecured operating credit facility, available (i) in Canadian dollars, (ii) in U.S. dollars, (iii) in the form of Canadian dollar bankers’ acceptances, with stamping fees and (iv) in the form of standby letters of credit not exceeding $50.0 million or the equivalent in Canadian dollars, with applicable fees. Depending on the form and the currency of the loan, the amounts borrowed bear interest at variable rates based on the Canadian prime rate, the bankers’ acceptance rate, the U.S. base rate or the LIBOR rate plus a variable margin; and

•

An unsecured line of credit in the maximum amount of $50.0 million, available in Canadian or U.S. dollars, bearing interest at variable rates based, depending on the form and the currency of the loan, on the Canadian prime rate, the U.S. prime rate or the U.S. base rate plus a variable margin.

Stand by fees, which vary based on a leverage ratio and on the utilization rate of the credit facilities, apply to the unused portion of the credit facilities. Stamping fees, standby letters of credit fees and the variable margin used to determine the interest rate applicable to amounts borrowed are determined according to a leverage ratio of Couche-Tard. Under the credit agreements, Couche-Tard must maintain certain financial ratios and respect certain restrictive provisions.

As at January 31, 2010, $471.0 million of Couche-Tard’s term revolving unsecured operating credit facility had been used ($385.0 million for the U.S. dollar portion and $86.0 million for the Canadian dollar portion). As at January 31, 2010, the weighted average effective interest rate was 0.75 % for the U.S. dollar portion and 0.90% for the Canadian dollar portion. In addition, Cdn$1.0 million and $26.6 million are outstanding for standby letters of credit. As at January 31, 2010, the available line of credit was unused and Couche-Tard was in compliance with the restrictive provisions and ratios imposed by the credit agreement. As at January 31, 2010, the Operating Credit C revolving credit facility was unused.

Couche-Tard also has issued and outstanding subordinated unsecured debt of a nominal amount of $350.0 million, maturing December 15, 2013, bearing interest at a nominal rate of 7.5% (effective rate of 7.35%). Since December 15, 2008, Couche-Tard has the option for early repayment at a premium. The subordinated unsecured debt agreement imposes restrictions on certain transactions.

Changes in the Last 3 Fiscal Years. In February 2009, Couche-Tard purchased seven company-operated stores in the Greensboro and Raleigh regions of North Carolina from Gate Petroleum Company. Couche-Tard leases the land and buildings related to two sites and it owns the building and leases the land for one site, while it owns both these assets for the other sites. Also in February 2009, Couche-Tard purchased 13 stores located in the province of Québec, Canada from Exploitation Quali-T inc., a subsidiary of Groupe Therrien. Couche-Tard leases the land and buildings related to all of these sites. In July 2008, Couche-Tard purchased 70 company-operated stores in the St. Louis, Missouri area and the nearby central Illinois area from Spirit Energy. For 11 sites, Couche-Tard owns the buildings and the land, it leases the land for two sites and leases both land and the buildings for the remaining 57 sites. In May 2008, Couche-Tard and Irving Oil Limited announced that they had extended their commercial partnership agreement in order to add another 252 convenience stores operated by Irving and located in the Atlantic Provinces of Canada and the New England States in the United States. Pursuant to this agreement, Couche-Tard operates these sites under a lease agreement with Irving. Also in May 2008, Couche-Tard signed a master franchise and license agreement for the exclusive development of its Circle K Brand in the territory of the Socialist Republic of Vietnam, with GR Vietnam International Limited.

In April 2008, Couche-Tard purchased 15 company-operated stores in central Illinois from Speedway Superamerica LLC. Couche-Tard owns the land related to 14 sites and leases one while it owns all 15 buildings. In December 2007, Couche-Tard concluded a sale and leaseback transaction with Cole Credit Property Trust II, Inc. relating to 83 properties in different states in the United States for a total amount of $131.4 million. In June 2007, Couche-Tard acquired 28 company-operated stores and five land parcels from Sterling Stores LLC.

In April 2007, Couche-Tard acquired from Star Fuel Marts, LLC, 53 company-operated stores in Oklahoma City, Oklahoma. Forty-two of the 53 stores are operated under operating leases. In February 2007, Couche-Tard acquired from Richcor, Inc., 13 company-operated stores in the city of Pensacola, Florida. Pursuant to this transaction, Couche-Tard bought the land and buildings of 13 sites. In December 2006, Couche-Tard purchased a network of 236 stores from Shell Oil Products US and its affiliate, Motiva Enterprises LLC. The stores acquired are located in the regions of Baton Rouge, Denver, Memphis, Orlando, Tampa and Southwest Florida. Of the 236 stores, 174 were company-operated, 50 were operated by independent store operators and 12 had a motor fuel supply agreement. In October 2006, Couche-Tard purchased, from Sparky’s Oil Company, 24 company-operated stores in West Central Florida. Also in October 2006, Couche-Tard acquired from Holland Oil Company 56 company-operated stores in Ohio. In August 2006, Couche-Tard purchased a network of 24 stores in the Monroe area of Louisiana from Moore Oil Company LLC. Of these 24 stores, 11 were operated by Moore Oil Company LLC and 13 were operated by independent store operators. In June 2006, Couche-Tard acquired from Spectrum Stores, Inc. and Spectrum Holding, Inc., 90 company-operated stores in Alabama and Georgia.

Legal Proceedings. In the ordinary course of business, Couche-Tard is a defendant in a number of legal proceedings, suits, and claims common to companies engaged in retail businesses. The majority of these cases are brought by individual plaintiffs. Couche-Tard believes that it is not currently involved in any litigation, claims or proceedings in which an adverse outcome would have a significant adverse effect on Couche-Tard’s operating results and financial condition.

Properties. Couche-Tard owns the land and buildings for approximately 1,300 of its stores and although it leases most of its sites, it believes that none of the leases is individually material to it. Most of the leases are net leases requiring Couche-Tard to pay taxes, insurance and maintenance costs. Generally its real estate leases in Canada are for primary terms of five to ten years and in the United States, they are for 10 to 20 years, in both cases, with options to renew. Under certain store leases, Couche-Tard is subject to additional rentals based on store revenues as well as escalations in the minimum future lease amount.

Except as described in this Offer to Purchase or Schedule I hereto: (i) none of Couche-Tard, Purchaser or, to the best knowledge of Couche-Tard and Purchaser, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Couche-Tard, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Casey’s; (ii) none of Couche-Tard, Purchaser or, to the best knowledge of Couche-Tard and Purchaser, the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Couche-Tard or Purchaser has effected any transaction in the Shares during the past 60 days; (iii) none of Couche-Tard, Purchaser or, to the best knowledge of Couche-Tard and Purchaser, the persons listed in Schedule I hereto, has any agreement, arrangement or understanding, whether or not legally enforceable with any other person with respect to any securities of Casey’s (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Couche-Tard, Purchaser or, to the best knowledge of Couche-Tard and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Casey’s or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no negotiations, transactions or material contracts between Couche-Tard, Purchaser, their subsidiaries or, to the best knowledge of Couche-Tard and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Casey’s or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

At present, there are no contracts, arrangements or understandings between Purchaser and any other person or entity with respect to the Shares, other than an understanding between Couche-Tard and Purchaser that Couche-Tard will transfer any Shares that it owns, beneficially or of record, to Purchaser and Purchaser will vote any Shares at the direction of Couche-Tard at any meeting of the shareholders of Casey’s or otherwise.

The summary consolidated financial data set forth below for each of the fiscal years ended April 26, 2009 and April 27, 2008 has been derived from Couche-Tard’s audited consolidated financial statements, which are incorporated herein by reference to Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 26, 2009, filed with the SEC on July 24, 2009. The summary consolidated financial data for the 40 weeks ended January 31, 2010 and February 1, 2009 have been derived from Couche-Tard’s unaudited consolidated interim financial statements, which are incorporated herein by reference to Couche-Tard’s Quarterly Report on Form 6-K for the fiscal quarter ended January 31, 2010, filed with the SEC on March 10, 2010. The summary consolidated financial data for the 40 weeks ended January 31, 2010 are not necessarily indicative of the results that can be expected for the full fiscal year ended April 25, 2010. The financial data set forth below was prepared in accordance with Canadian Generally Accepted Accounting Principles (“Canadian GAAP”). More comprehensive financial information is included in the reports and other documents filed by Couche-Tard with the SEC, and the following summary is qualified in its entirety by reference to, and should be read in conjunction with, such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth with respect to Casey’s in Section 8 of this Offer to Purchase.

Alimentation Couche-Tard Inc.

Selected Consolidated Financial Data

(in millions of U.S. dollars, except per share amounts and ratios)

Consolidated Statements of Earnings

	For the Fiscal Year Ended		For the 40 Weeks Ended (unaudited)
Canadian GAAP	April 26, 2009	April 27, 2008	January 31, 2010	February 1, 2009
	$	$	$	$
Revenues	15,781.1	15,370.0	12,436.1	12,787.1
Cost of sales (excluding depreciation and amortization of property and equipment and other assets as shown separately below)	13,344.5	13,146.5	10,471.6	10,868.0

Gross profit	2,436.6	2,223.5	1,964.5	1,919.1
Operating, selling, administrative and general expenses	1,848.8	1,738.9	1,468.4	1,436.3
Depreciation and amortization of property and equipment and other assets	183.0	172.5	155.1	140.4
	2,031.8	1,911.4	1,623.5	1,576.7

Operating income	404.8	312.1	341.0	342.4
Financial expenses	36.2	54.6	22.5	29.4
Earnings before income taxes	368.6	257.5	318.5	313.0
Income taxes	114.7	68.2	84.4	97.1

Net earnings	253.9	189.3	234.1	215.9
Ratio of earnings to fixed charges	11.2	5.7	15.2	11.6

Net earnings per share
Basic	1.31	0.94	1.27	1.11
Diluted	1.29	0.92	1.24	1.09

Consolidated Balance Sheets

	As at		As at
Canadian GAAP	April 26, 2009	April 27, 2008	January 31, 2010 (unaudited)
	$	$	$
Assets
Current assets
Cash and cash equivalents	173.3	216.0	138.3
Accounts receivable	225.4	251.7	291.1
Income taxes receivable	—	—	8.6
Inventories	400.3	444.5	461.3
Prepaid expenses	8.5	8.3	29.5
Future income taxes	37.0	24.7	35.3

	844.5	945.2	964.1
Property and equipment	1,789.4	1,748.3	1,949.3
Goodwill	384.8	402.6	410.4
Trademarks and licenses	172.0	170.3	174.2
Deferred charges	—	—	9.8
Other assets	60.7	53.3	53.9
Future income taxes	4.5	0.9	6.3

	3,255.9	3,320.6	3,568.0

Liabilities
Current liabilities
Accounts payable and accrued liabilities	758.1	842.7	718.8
Income taxes payable	26.3	18.6	—
Current portion of long-term debt	3.9	1.2	3.8
Future income taxes	0.7	—	0.2

	789.0	862.5	722.8
Long-term debt	745.3	841.0	858.4
Deferred credits and other liabilities	259.0	253.8	282.2
Future income taxes	136.6	109.6	171.0

	1,929.9	2,066.9	2,034.4

Shareholders’ Equity
Capital stock	329.1	348.8	319.3
Contributed surplus	17.7	15.6	18.2
Retained earnings	932.6	775.0	1,105.3
Accumulated other comprehensive income	46.6	114.3	90.8

	1,326.0	1,253.7	1,533.6

	3,255.9	3,320.6	3,568.0

Book value per share			8.4

Reconciliation of Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from generally accepted accounting principles in the United States (“U.S. GAAP”). Such measurement differences, as they relate to Couche-Tard, are summarized below.

U.S. GAAP Adjustments

Reconciliation of Net Earnings (in millions of U.S. dollars, except per share amounts)

	For the Fiscal Year Ended		For the 40 Weeks Ended (unaudited)
	April 26, 2009	April 27, 2008	January 31, 2010	February 1, 2009
	$	$	$	$
Net earnings in accordance with Canadian GAAP	253.9	189.3	234.1	215.9
Adjustments with respect to
Sale and leaseback transactions (a)	(10.0)	(7.2)	(7.4)	(7.6)
Loss on subleases (b)	0.4	0.3	0.3	0.3
Deferred charges and other assets (c)	0.3	0.3	0.3	0.3
Business combinations (d)	—	—	12.2	—
Tax effect of above adjustments	1.6	2.7	(2.0)	1.1

Adjustment to net earnings in accordance with U.S. GAAP	(7.7)	(3.9)	3.4	(5.9)

Net earnings in accordance with U.S. GAAP	246.2	185.4	237.5	210.0

Net earnings per share in accordance with U.S. GAAP
Basic	1.27	0.92	1.29	1.08

Diluted	1.25	0.90	1.26	1.06

Reconciliation of Shareholders’ Equity (in millions of U.S. dollars, except per share amounts)

	For the Fiscal Year Ended		For the 40 Weeks Ended (unaudited)
	April 26, 2009	April 27, 2008	January 31, 2010
	$	$	$
Shareholders’ Equity in accordance with Canadian GAAP	1,326.0	1,253.7	1,533.6

Adjustments with respect to
Sale and leaseback transactions (a) — net of income taxes of $19.3 in 2009 ($17.3 in 2008, $22.2 in 2010)	(31.2)	(23.2)	(35.7)
Loss on subleases (b) — net of income taxes of $0.3 in 2009 ($0.5 in 2008, $0.3 in 2010)	(0.5)	(0.7)	(0.2)
Deferred charges and other assets (c) — net of income taxes of $0.7 in 2009 ($1.2 in 2008, $0.7 in 2010)	(2.3)	(3.1)	(2.4)
Pension expense (e) — net of income taxes of $3.0 in 2009 ($4.9 in 2008, $3.0 in 2010)	(7.5)	(10.9)	(7.5)
Business combinations (d) — net of income taxes of $4.7	—	—	7.5
Supplier rebates and other supplier payments (f)	(0.6)	(0.6)	(0.6)

Adjustments to Shareholders’ Equity in accordance with U.S. GAAP	(42.1)	(38.5)	(38.9)

Shareholders’ Equity in accordance with U.S. GAAP	1,283.9	1,215.2	1,494.7

a) Sale and leaseback transactions

Under Canadian GAAP, certain leases concluded in conjunction with sale and leaseback transactions have been afforded operating lease treatment and the gain on sale is deferred and amortized over the term of the lease. Under U.S. GAAP, these transactions in which Couche-Tard has a continuing involvement in the underlying assets have been accounted for under the financing method. Under this method, Couche-Tard records the sale proceeds as a liability, recognizes interest expense, and continues to record and amortize the related assets. The accounting for the sale and leaseback transactions under the financing method will continue until Couche-Tard’s continuing involvement in the related assets ceases. Consequently, under U.S. GAAP, no gain is recorded on these transactions.

As at April 26, 2009, April 27, 2008 and January 31, 2010, the impact on Shareholders’ Equity is as follows:

(in millions of U.S. dollars, except per share amounts)	April 26, 2009	April 27, 2008	January 31, 2010
	$	$	$
Property and equipment	150.9	157.0	146.4
Long term future income taxes	19.3	17.3	22.2
Long term debt	(266.8)	(264.7)	(268.1)
Deferred credits and other liabilities	65.4	67.2	63.8

	(31.2)	(23.2)	(35.7)

b) Loss on subleases not involving an exiting activity

Under U.S. GAAP, regardless of whether a company is exiting an activity, FASB Technical Bulletin 79-15 requires the company’s recognition of a liability and a corresponding charge if costs are expected to be incurred in excess of revenue on an operating sublease. There is no such specific requirement under Canadian GAAP.

c) Deferred charges and other assets

Under Canadian GAAP, certain development expenses are deferred and amortized as part of other assets or property and equipment over a period of five to seven years. Under U.S. GAAP, those costs are charged to consolidated earnings as incurred.

d) Business combinations

Under Canadian GAAP, direct acquisition costs are recorded to goodwill which is not amortized. Under U.S. GAAP, those costs are charged to consolidated earnings as incurred. Additionally, under U.S. GAAP, all assets and liabilities must be recorded at fair value at the date of acquisition which is not necessarily the case under Canadian GAAP. As such, under U.S. GAAP, Couche-Tard evaluated the fair value of franchise agreements that it acquired from Exxon Mobil and recorded an intangible asset which is amortized over the remaining term of the franchise agreements. The application of this treatment generated a negative goodwill which Couche-Tard recorded to its fiscal year 2010 consolidated net earnings under U.S. GAAP.

e) Pension expense

On April 29, 2007, Couche-Tard adopted prospectively SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The standard does not change the accounting for Couche-Tard’s defined contribution plans. Couche-Tard currently measures its plan assets and benefit obligations at the end of each fiscal year. Therefore, the information at the end of the 40 week period ended January 31, 2010 is not available. Thus, no adjustment has been made for the 40 week period ended January 31, 2010.

The following table presents the application of SFAS No. 158 on individual line items in the consolidated balance sheets as at April 27, 2008:

(in millions of U.S. dollars, except per share amounts)	2008
	Canadian GAAP	SFAS 158 adjustments	U.S. GAAP
	$	$	$
Short-term future income taxes	—	0.2	0.2
Other assets	8.7	(7.4)	1.3
Long-term future income taxes	3.2	2.4	5.6

Total asset adjustments		(4.8)

Accounts payable and accrued liabilities	—	0.5	0.5
Deferred credits and other liabilities	10.4	7.9	18.3
Long-term future income taxes	2.7	(2.3)	0.4
Retained earnings	—	(0.9)	(0.9)
Accumulated other comprehensive income	—	(10.0)	(10.0)

Total liabilities and shareholders’ equity adjustments		(4.8)

f) Supplier rebates and other supplier payments

On January 30, 2004, Couche-Tard applied EIC-144, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, both early and retroactively. Consequently, prior years’ financial statements, purchase price allocation and related goodwill have been restated. This new standard was applicable for all existing arrangements.

For U.S. GAAP purposes, effective January 1, 2003, Couche-Tard adopted the provisions of EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. Under such provisions, the cumulative effect of the change in accounting policy has been included in the statement of earnings during the year of adoption of the accounting policy. This new standard was applicable to new arrangements entered into after December 31, 2002. The fact that, under U.S. GAAP, some agreements were excluded from the scope of EITF No. 02-16, generated a permanent adjustment to Shareholders’ Equity.

g) Interest in a joint venture

On January 6, 2010, Couche-Tard created along with Shell Oil Products (“Shell”), a joint venture, RDK Ventures LLC (“RDK”), to operate convenience stores located in the greater Chicago metropolitan area of the United States. Under Canadian GAAP, line items from RDK’s statement of earnings and balance sheet are reflected in Couche-Tard’s consolidated financial statements using the proportionate consolidation method since Shell and Couche-Tard have joint control over the joint venture.

Couche-Tard chose the option under the SEC Financial Reporting manual chapter 6540.4 stating that foreign private issuers that use proportional consolidation under home-country GAAP for investments in joint ventures that would be equity method investees under U.S. GAAP may omit reconciling differences related to classification or display and instead provide summarized footnote disclosure. For more details on this footnote, please refer to Note 3 of Couche-Tard’s unaudited interim consolidated financial statements for the period ended January 31, 2010.

New pronouncements under U.S. GAAP

Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. As at April 28, 2008, Couche-Tard has elected to partially adopt SFAS No. 157 in accordance with FASB Staff Position No. FAS 157-2 (“FSP FAS No. 157-2”), which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis including those measured at fair value in goodwill impairment testing, asset retirement obligations initially measured at fair value, exit and disposal costs initially measured at fair value, and those initially measured at fair value in a business combination.

In February 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) No. 157-1, which removes leasing transactions accounted for under FAS No. 13 and related guidance from the scope of FAS No. 157. The FSP addresses implementation issues affecting leasing transactions, including those associated with the different definitions of fair value in FAS Nos. 13 and 157 and the application of the fair value measurement objective under FAS No. 157 to estimated residual values of leased properties. The FSP was effective upon initial adoption of FAS No. 157 and Couche-Tard adopted its provisions without significant impact.

In October 2008, the FASB issued FSP FAS No. 157-3, which clarifies the application of SFAS No. 157 in cases where the market for the asset is not active. FSP FAS No. 157-3 is effective upon issuance. Couche-Tard considered the guidance provided by this FSP in the preparation of its financial statements.

The implementation of SFAS No. 157 for financial assets and financial liabilities, effective February 4, 2008, did not have an impact on Couche-Tard’s consolidated financial position and results of operations. Couche-Tard fully adopted SFAS No. 157 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In April 2009, the FASB issued FSP FAS No. 107-1 and Accounting Principles Board (“APB”) 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”) which was primarily codified into Topic 825 “Financial Instruments” in the ASC. This guidance requires disclosures about the fair value of financial instruments in interim financial statements as well as in annual financial statements and was effective for Couche-Tard for its quarter ended July 19, 2009. The adoption of this position did not have a material impact on Couche-Tard’s consolidated financial statements.

In April 2009, the FASB issued a modification of the Fair Value Measurements and Disclosures Topic of FASB Accounting Standards Codification (the “ASC”) concerning the determination of fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying transactions that are not orderly. This modification emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The modification also provides guidance on identifying transactions that are not orderly by assessing certain factors among which are: an adequate marketing period for the asset or liability, whether the seller is in a distressed state and whether the transaction price is an outlier compared with recent transactions. The modification amends the disclosure provisions required by the Fair Value Measurements and Disclosures Topic of FASB ASC to require entities to disclose in interim and annual periods the inputs and valuation technique(s) used to measure fair value. These modifications are effective for interim and annual periods ending after June 15, 2009, and have consequently been adopted by Couche-Tard for the quarter ended July 19, 2009 without any impact on its consolidated financial statements.

In August 2009, FASB issued ASU 2009-5, “Fair Value Measurements and Disclosures Measuring Liabilities at Fair Value” (ASU 2009-5). ASU 2009-5 amends “Fair Value Measurements and Disclosures — Overall”, to provide guidance on the fair value measurement of liabilities. ASU 2009-5 clarifies that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value. ASU 2009-5 was effective for Couche-Tard for its quarter ended January 31, 2010. The adoption of ASU 2009-5 did not have a material impact on Couche-Tard’s consolidated financial statements.

Other pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS No. 141(R)). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations”, but retains the requirement that the purchase method of accounting for acquisitions be used for all business combinations. SFAS No. 141(R) better defines the acquirer and the acquisition date in a business combination, establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any non-controlling interests in the acquired business and requires expanded disclosures from those previously required by SFAS No. 141. In addition SFAS No. 141(R) requires acquisition costs be expensed as incurred. SFAS No. 141(R) also requires that, from the date of adoption of SFAS No. 141(R), any change in valuation allowance or uncertain tax position related to an acquired business, irrespective of the acquisition date, shall be recorded as an adjustment to income tax expense and not as an adjustment to goodwill as had previously been required under SFAS No. 141. SFAS No. 141(R) is effective for all business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and early adoption was not permitted. Couche-Tard adopted SFAS No. 141(R) on April 27, 2009 and applied this standard to business combinations it entered to since this date.

In December 2007, the FASB also issued Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin “ARB” No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for deconsolidation of a subsidiary. Couche-Tard adopted SFAS No. 160 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161). SFAS No. 161 is an amendment of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133 with the intent to provide users of financial statements adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. Couche-Tard adopted SFAS No. 161 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In March 2008, the FASB concluded its re-deliberations on FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, deciding to retain its original proposal related to this matter. FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under SFAS No. 133. FSP APB 14-1 will require that the issuer of a convertible debt instrument within its scope separately account for the liability and equity components in a manner that will reflect the issuer’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. Couche-Tard adopted FSP APB 14-1 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This new guidance also provides additional disclosure requirements related to recognized intangible assets. Couche-Tard adopted FSP FAS 142-3 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In June 2008, the EITF reached a consensus in Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS 133. Couche-Tard adopted EITF 07-5 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In April 2009, the FASB issued Recognition and Presentation of Other-Than-Temporary Impairments. The new topic amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The provisions of this topic are effective for interim and annual reporting periods ending after June 15, 2009. Couche-Tard adopted this guidance on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (SFAS No. 165). This statement introduces the concept of financial statements being “available to be issued”. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. Couche-Tard adopted SFAS No. 165 on April 27, 2009. The implementation of these recommendations did not have any impact on Couche-Tard’s consolidated financial statements.

In June 2009, the FASB approved the ASC. The ASC became the single source of authoritative accounting principles for U.S. GAAP, other than guidance issued by the Securities and Exchange Commission (“SEC”), and supersedes all existing standards and pronouncements by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature. The ASC became effective for interim and annual financial periods ending after September 15, 2009. Couche-Tard adopted this guidance on July 20, 2009 which did not have any impact on its consolidated financial statements.

In September 2009, the FASB issued ASU 2009-12, “Fair Value Measurements and Disclosure” (ASU 2009-12), which provides additional guidance on using the net asset value per share, provided by an investee, when estimating the fair value of an alternate investment that does not have a readily determinable fair value and enhances the disclosures concerning these investments. ASU 2009-12 is effective for interim and annual periods ending after December 15, 2009. Couche-Tard adopted this guidance on October 12, 2009, and the adoption of this ASU did not have an impact on Couche-Tard’s financial statements.

In February 2010, the FASB issued ASU 2010-09, “Amendments to Certain Recognition and Disclosure Requirements”. ASU No. 2010-09 requires SEC filers to evaluate subsequent events through the date the financial statements are issued, but exempts SEC filers from disclosing the date through which subsequent events have been evaluated. ASU No. 2010-09 is effective immediately. Adoption did not affect Couche-Tard’s recognition or disclosure of subsequent events.

Accounting pronouncements not yet implemented

In June 2009, the FASB issued Accounting for Transfers of Financial Assets, which amends the derecognition guidance required by the Transfers and Servicing Topic of FASB ASC. Some of the major changes undertaken by this amendment include:

•

Eliminating the concept of a Qualified Special Purpose Entity (“QSPE”) since the FASB believes, on the basis of recent experience, that many entities that have been accounted for as QSPEs are not truly passive, a belief that challenges the premise on which the QSPE exception was based.

•	Modifying the derecognition provisions as required by the Transfers and Servicing Topic of FASB ASC. The specific aims are to:

•	require that all arrangements made in connection with a transfer of financial assets be considered in the derecognition analysis;

•	clarify when a transferred asset is considered legally isolated from the transferor;

•	modify the requirements related to a transferee’s ability to freely pledge or exchange transferred financial assets; and

•

provide guidance on when a portion of a financial asset can be derecognized, thereby restricting the circumstances when sale accounting can be achieved to the following cases (i) transfers of individual or groups of financial assets in their entirety and (ii) transfers of participating interests.

The new amendment is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. Couche-Tard is currently evaluating the impact this guidance will have on its consolidated financial statements. Couche-Tard will adopt this recommendation for its fiscal year ended on April 26, 2010 and for interim and annual reporting periods thereafter.

In June and December 2009, the FASB issued guidance which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This guidance requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity, eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. This guidance is effective for fiscal years beginning after November 15, 2009, and for interim and annual reporting periods thereafter. The initial adoption of this standard is not expected to have a material effect on Couche-Tard’s consolidated financial statements. Couche-Tard will adopt this recommendation for its fiscal year ended on April 26, 2010 and for interim and annual reporting periods thereafter.

In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition” (ASU 2009-13). ASU 2009-13 addresses how revenues should be allocated among all products and services in sales arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. Couche-Tard is currently evaluating the impact this guidance will have on its consolidated financial statements. ASU 2009-13 is effective for fiscal years beginning on or after June 15, 2010, and therefore Couche-Tard will adopt these recommendations on April 25, 2011.

In October 2009, the FASB issued ASU.2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing”. This ASU amends Subtopic 470-20, Debt with Conversion and Other Options and Subtopic 260-10, Earnings Per Share. The ASU is effective for years beginning on or after December 15, 2009, and therefore Couche-Tard will adopt these recommendations for its fiscal year ended on April 26, 2010 and for interim and annual reporting periods thereafter.

In January 2010, the FASB issued an Update of the Fair Value Measurements and Disclosures Topic of FASB ASC requiring new disclosures and amending existing guidance. This Update provides amendments that require new disclosures as follows:

•	A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and

•

In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements.

This Update also provides amendments that clarify existing disclosures as follows:

•	A reporting entity should provide fair value measurements for each class of assets and liabilities; and

•

A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall either in Level 2 or Level 3.

These modifications are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for interim and annual periods beginning after December 15, 2010. These new disclosure requirements will not have any impact compared to the present level of disclosures.

On April 1, 2010, Couche-Tard purchased 17,002 Shares at a price of $31.49 per Share in open market purchases. On April 5, 2010, Couche-Tard purchased 100 Shares at a price of $31.88 per Share in an open market purchase. On April 7, 2010, Couche-Tard purchased 39,894 Shares at a price of $31.49 per Share in open market purchases. On April 8, 2010, Couche-Tard purchased 13,100 Shares at a price of $31.21 per Share in open market purchases. On April 9, 2010, Couche-Tard sold 1,975,000 Shares at a price of $38.43 per Share in an open market sale, which includes Shares which were purchased prior to April 1, 2010. On June 1, 2010, Couche-Tard transferred 100 Shares to Purchaser. As of the date of this Offer to Purchase, Couche-Tard is the beneficial owner of 362 Shares (which includes 100 Shares owned beneficially by Purchaser).

10. BACKGROUND OF THE OFFER.

As part of our regular evaluation of our business, Couche-Tard considers a variety of strategic options and transactions. In connection with this process, and consistent with our growth strategy, we have from time to time considered pursuing strategic transactions with other convenience stores operators, including Casey’s.

On October 6, 2009, Alain Bouchard, the President and Chief Executive Officer of Couche-Tard, contacted Robert Myers, the President and Chief Executive Officer of Casey’s, and expressed a preliminary interest in exploring a possible business combination transaction with Casey’s.

On November 13, 2009, Mr. Bouchard contacted Mr. Myers again to reiterate Couche-Tard’s interest in pursuing a transaction with Casey’s. Mr. Myers responded that Couche-Tard should submit any proposal in writing.

On March 9, 2010, Mr. Bouchard sent a letter to Mr. Myers setting forth Couche-Tard’s proposal to acquire 100% of the outstanding Shares at a price of $36.00 per Share. The following is the full text of the letter:

March 9th, 2010

Robert J. Myers

Casey’s General Stores, Inc.

One S.E. Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

Pursuant to our discussion and your request that I put any proposal in writing, Alimentation Couche-Tard Inc. (“Couche-Tard”) is pleased to set forth the following proposal to acquire 100% of the outstanding shares of Casey’s General Stores, Inc. (“Casey’s”).

Based on our review of publicly available information regarding Casey’s, our Board of Directors has authorized a proposal to acquire Casey’s at a price of $36.00 per share in cash to your shareholders. This represents a 17.0% premium over Casey’s closing price on March 1st, 2010 ($30.76), a 20.1% premium over Casey’s 30-calendar day average closing price, and a 10.3% premium over Casey’s all-time high closing share price of $32.65. The transaction consideration implies a LTM January 31st, 2010 EBITDA multiple of 7.4x and EV/store multiple of $1.2 million per store, which compares favorably to multiples of publicly traded companies and precedent transactions in our industry. We believe this proposal is compelling for Casey’s and its shareholders, and provides a unique opportunity for Casey’s shareholders to realize full and immediate value.

We have retained Credit Suisse as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. Our senior management team, our legal counsel, and Credit Suisse are available at your convenience to discuss any aspect of the terms and structure of our proposed transaction.

Couche-Tard is the leader in the Canadian convenience store industry and the largest independent convenience store operator (whether integrated with a petroleum company or not) in North America in terms of number of company-operated stores. As of March 1st, 2010, we had a market value of $3.5 billion. In our history, we have successfully completed numerous transactions, including the acquisition of Circle K from ConocoPhillips and deals with ExxonMobil, Shell, BP and Spirit Energy.

We have an extremely high regard for your operations, management and employees. Our operations are highly decentralized, and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K transaction.

Given our financial strength and the strong support of our financing source, Credit Suisse, we do not anticipate that financing for the proposed acquisition will be an issue.

It is our current intention to keep the contents of this letter private. This proposal is nonbinding, and Couche-Tard shall have no obligations other than those set forth in a definitive agreement. We are prepared to proceed expeditiously and believe we can be in position to execute a definitive agreement within two to three weeks.

We are excited about a possible combination and plan to contact you in the near future to discuss our proposal. In the meantime, please do not hesitate to contact me or our advisor Greg Weinberger at Credit Suisse (212-325-0452) with any questions.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

On March 29, 2010, Mr. Myers sent a letter to Mr. Bouchard stating that the Board of Directors of Casey’s had unanimously voted to reject Couche-Tard’s proposal. The following is the text of the Letter:

March 29, 2010

Mr. Alain Bouchard

President & Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard,

We received your letter dated March 9, 2010 outlining your unsolicited proposal to acquire Casey’s General Stores, Inc. Our Board of Directors has thoroughly evaluated it in consultation with our financial and legal advisors, and has unanimously rejected your proposal.

We recognize your high regard for our operations, management and employees. We agree with your observation that we have built a great brand at Casey’s, and we are very excited about the opportunities to continue to grow our business.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President and Chief Executive Officer

On March 30, 2010, Mr. Bouchard sent a letter to Mr. Myers requesting that the Board of Directors of Casey’s reconsider Couche-Tard’s proposal and to enter into negotiations with Couche-Tard. The following is the text of the letter:

March 30, 2010

Robert J. Myers

President and Chief Executive Officer

Casey’s General Stores, Inc.

One Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

As conveyed to you in our letter dated March 9, 2010, our Board of Directors has authorized a proposal to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. (“Casey’s”) at a price of $36.00 per share in cash. We had sent you that letter in response to your request that we put our proposal in writing. We are in receipt of your letter dated March 29, 2010, in which you informed us that your Board of Directors has unanimously rejected our proposal. We are disappointed with your response.

As previously stated, our Board of Directors and management believe that a combination of Alimentation Couche-Tard Inc. (“Couche-Tard”) and Casey’s presents an exciting opportunity to create significant value for our respective shareholders. Our proposal represents a 17.0% premium over Casey’s closing price on March 1, 2010 of $30.76, a 20.1% premium over Casey’s 30-calendar day average closing price, and a 10.3% premium over Casey’s all-time high closing price of $32.65. The transaction consideration implies a LTM January 31, 2010 EBITDA multiple of 7.4x and EV/store multiple of $1.2 million per store, which compares favorably to multiples of publicly traded companies and precedent transactions in our industry.

As stated in our March 9 letter, Couche-Tard is the leader in the Canadian convenience store industry and the largest independent convenience store operator (whether integrated with a petroleum company or not) in

North America in terms of number of company-operated stores. As of March 1, 2010, we had a market value of $3.5 billion. In our history, we have successfully completed numerous transactions, including the acquisition of Circle K from ConocoPhillips and deals with ExxonMobil, Shell, BP and Spirit Energy.

We have an extremely high regard for your operations, management and employees. Our operations are highly decentralized, and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K acquisition.

As previously mentioned, we have retained Credit Suisse as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. Our senior management team and our legal and financial advisors remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail and to negotiate definitive transaction documents. We continue to prefer to work together with you and your Board of Directors to negotiate a transaction for presentation to your shareholders as the joint effort of Casey’s and Couche-Tard. We are prepared to proceed expeditiously and believe we can be in position to execute a definitive agreement within 2 to 3 weeks with your cooperation.

Given our financial strength and the strong support of our financing source, Credit Suisse, we do not anticipate that financing for the proposed transaction will be an issue.

I want to emphasize to you and your Board of Directors our seriousness about this proposal and our commitment to a combination of Couche-Tard and Casey’s. We are convinced that this proposal is compelling for Casey’s and its shareholders and provides a unique opportunity for Casey’s shareholders to realize full and immediate value. We also firmly believe that, given our approach to acquisitions, this transaction would be in the best interests of your employees, customers and the communities in which you operate. We believe that your failure to engage us in discussions about our proposal is not in the best interest of your shareholders or any of your other constituencies.

At this point, we intend to keep this letter and its contents private. However, if you continue to be unwilling to engage in meaningful negotiations with us, we will have no choice other than to make your shareholders aware of our proposal.

We trust that you and your Board of Directors will give this proposal serious consideration. We would appreciate your prompt reply to our proposal, and no later than 12:00 noon, New York City time, on April 8, 2010.

We look forward to a timely and favorable response.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

On April 7, 2010 Mr. Myers sent a letter to Mr. Bouchard stating that the Board of Directors of Casey’s had again unanimously voted to reject Couche-Tard’s proposal. The following is the text of the letter:

April 7, 2010

Mr. Alain Bouchard

President & Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard,

We received your letter dated March 30, 2010 regarding your unsolicited proposal to acquire Casey’s General Stores, Inc. As I stated in my previous letter, the Board has unanimously determined to reject your proposal. I assure you that the Board takes its fiduciary duties very seriously and came to this conclusion after a thorough, thoughtful evaluation of the proposal in consultation with our advisors, Goldman, Sachs & Co. and Cravath, Swaine & Moore LLP. The Board firmly believes that the proposal is not in the best interest of the Company.

We remain very excited about the opportunities to continue to grow our business and build on our strong proven track record of success.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President & Chief Executive Officer

During the morning of April 9, 2010, Mr. Bouchard contacted Mr. Myers to inform him that the following letter would be delivered to Mr. Myers and publicly released, which was delivered to Mr. Myers and issued in a press release, that same morning.

April 9, 2010

The Board of Directors of Casey’s General Stores, Inc.

c/o Robert J. Myers

Casey’s General Stores, Inc.

One Convenience Blvd.

Ankeny, Iowa 50021

Mr. Myers:

As conveyed to you in our letters dated March 9, 2010 and March 30, 2010, our Board of Directors has authorized a proposal to acquire all of the outstanding shares of common stock of Casey’s General Stores, Inc. (“Casey’s”) at a price of $36.00 per share in cash. Despite our repeated efforts starting in October 2009 to engage in negotiations, and without the benefit of discussing our proposal with us or our advisors, your Board of Directors unanimously rejected our proposal. Our goal remains to work with you to agree to a negotiated transaction. However, due to your unwillingness to engage in discussions and the unique opportunity presented by our proposal for your shareholders to realize full and immediate value, we are compelled to make this proposal known to your shareholders.

As we have stated in our prior correspondence, including our initial contact in October 2009, we believe that a combination of Casey’s and Alimentation Couche-Tard Inc. (“Couche-Tard”) presents an exciting opportunity to create significant value for our respective shareholders, employees, business partners and other constituencies. The transaction consideration implies a last twelve months (as of January 31, 2010) EBITDA multiple of 7.4x and a price of $1.3 million per store, which compares favorably to corresponding metrics of publicly traded companies and precedent transactions in our industry. Our proposal represents a 14% premium over Casey’s closing price on April 8, 2010, a 17% premium over Casey’s 90-calendar day average closing price and a 24% premium over Casey’s one-year average closing price.

Couche-Tard is the largest independent convenience store operator in North America (whether integrated with a petroleum company or not) in terms of number of company-operated stores. As of April 8, 2010, we had an enterprise value of $4.1 billion. As you know, we have successfully completed similar transactions, including the acquisition of Circle K from ConocoPhillips and transactions with ExxonMobil, Shell, BP and Spirit Energy. As such, we are confident that we can successfully combine our two companies to quickly maximize the benefits for our respective constituencies.

We have an extremely high regard for your operations, management and talented employees. Our operations are highly decentralized and we have a track record of keeping most of the existing management and employees in place as we did in the Circle K acquisition and our other transactions.

Our senior management team and our legal and financial advisors have already completed extensive analysis and due diligence of Casey’s based on publicly available information. As previously mentioned, we have retained Credit Suisse Securities (USA) LLC as our financial advisor and Dewey & LeBoeuf LLP as our legal counsel. We have also retained Innisfree M&A Incorporated as our proxy solicitor. We are prepared to proceed expeditiously and, with your cooperation, believe we can be in position to execute a definitive agreement within two to three weeks.

Given our financial strength and the strong support of our financing sources, we do not anticipate that financing for the proposed transaction will be an issue.

I want to emphasize to you and your Board of Directors our seriousness about this proposal and our commitment to a combination of Casey’s and Couche-Tard. We are convinced that this proposal is compelling for Casey’s and its shareholders and provides a unique opportunity for Casey’s shareholders to realize full and immediate value. We also firmly believe that, given our approach to acquisitions, this transaction would be in the best interests of your employees, customers and the communities in which you operate. We believe that your continued failure to engage in discussions about our proposal is not in the best interest of your shareholders or any of your other constituencies.

Our strong preference is to work with you to negotiate a mutually acceptable transaction and avoid unnecessary costs. Our senior management team and our legal and financial advisors remain ready to meet with you and your representatives at your earliest convenience to discuss our proposal in detail. However, if you continue to refuse to engage in meaningful negotiations, we are prepared to submit our proposal directly to your shareholders and commence a proxy contest to replace your Board of Directors.

We urge you and your Board of Directors to reconsider our proposal. We look forward to a timely and favorable response.

Sincerely,

/s/ Alain Bouchard

Alain Bouchard

President and Chief Executive Officer

Shortly after Couche-Tard’s issuance of its press release, during the morning of April 9, 2010, Mr. Myers sent a letter to Mr. Bouchard rejecting Couche-Tard’s proposal. The following is the full text of the letter:

Alain Bouchard President and Chief Executive Officer

Alimentation Couche-Tard Inc.

1600, St-Martin Blvd. East

Tower B, Suite 200

Laval (Quebec) H7G 4S7

Dear Mr. Bouchard:

We are very disappointed that you have decided to launch a hostile public campaign regarding your unsolicited proposal to acquire Casey’s for $36.00 per share in cash. As we previously informed you, our Board of Directors takes its fiduciary duties very seriously and unanimously determined to reject your proposal after a thorough, thoughtful evaluation of it in consultation with our financial and legal advisors. Your proposal significantly undervalues Casey’s and is not in the best interests of the corporation. We are very excited about the many opportunities ahead to continue growing our business and deliver superior value to shareholders.

Couche-Tard’s Opportunistic Proposal Is Attempting to Capture the Significant Current and Long-Term

Value That Rightly Belongs to Casey’s Shareholders

As you said in your note to me, we have a great brand and “a recipe that works.” We couldn’t agree more. Casey’s is widely considered a best-in-class operator and consistently maintains industry-leading margins. We have important strategic growth initiatives underway that we expect will contribute meaningfully to our top and bottom lines and increase shareholder value in the near and long-term. Given our consistent outperformance among convenience store operators and our ongoing growth initiatives, along with the fact we own virtually all of our real estate, your proposal vastly undervalues Casey’s and our future prospects.

Building on Strong Track Record of Execution and Delivering Value to Shareholders. We are continuing to build on our exceptional track record of performance. We have had positive inside same-store sales growth for 24 consecutive quarters, based in part on the strength of our proprietary prepared food program, and this is a trend we expect to continue. We have the highest inside sales margins in the industry, which have enabled us to achieve double-digit annual EPS growth. Additionally, we have increased our dividend at a compounded annual growth rate of approximately 18% over the past five years.

New-Store Design Rollout and Prepared Food Price Increases Underway. We are in the process of rolling out our new store design that includes an increased cooler capacity, expanded coffee and fountain offerings, and a made-to-order sub-sandwich program. To-date we have incorporated the features of the new store design in 85 of our approximate 1,500 stores, and we are very encouraged by the initial results. We expect these stores to deliver a higher average cash flow and return than our chain-wide average. In addition, the Company implemented price increases on certain products within our prepared food program on March 1, 2010. We expect the price increases will expand margins and boost total prepared food same-store sales approximately 3-4%, in addition to the anticipated positive unit movement.

Expanding Footprint Organically and Through Acquisitions. We are continuing to focus on utilizing our strong balance sheet, which includes approximately $153 million in cash, to expand our footprint through new store openings and strategic acquisitions. Our disciplined approach to acquisitions has served us well, and we will continue to open stores in locations where we can achieve the maximum return on our investment. We also are in the midst of a significant store remodel and replacement initiative that will grow the business by incorporating the features of our new store design mentioned above into our existing store base. Thanks to our exceptional infrastructure, including our distribution network, we have the capacity to support the expansion plans. We expect to update the market on our specific store growth expectations for the next fiscal year during our fourth quarter earnings announcement.

Couche-Tard Is Trying to Acquire U.S. Companies on the Cheap — Casey’s Is Well Positioned to Excel As Economy Recovers

We believe the timing of your proposal is very opportunistic given the impact of the recession and recent severe weather within our marketing territory. Casey’s has navigated the downturn successfully and is extremely well positioned to benefit as the economic recovery continues.

Couche-Tard is Trying to Buy U.S. Companies on the Cheap. In public statements, Couche-Tard has been clear that it believes that U.S. convenience store operators are currently undervalued. As your CFO said: “It’s just good for the M&A environment. It’s exactly what we did not have in the past two years, that didn’t allow us to be able to close good deals.” (National Post, March 10, 2010). The 14% premium of your proposal to our closing stock price yesterday, April 8, 2010, underscores that you are attempting to acquire U.S. companies on the cheap. We agree with you that the U.S. convenience store operators are currently undervalued; however, we will not hand over to you the significant long-term value of Casey’s that rightly belongs to our shareholders.

Casey’s is Well-Positioned to Benefit from the Global Economic Recovery. As economic conditions improve and convenience stores begin to participate more in the current upswing, we believe that our strong operations, ongoing strategic initiatives, and loyal repeat customer base will enable us to accelerate same store sales growth and overall profitability.

We Are Focused on the Best Interests of Our Shareholders, Employees

and the Communities We Serve

Casey’s is in a position of financial and operational strength, which gives us the flexibility to execute a wide variety of strategic initiatives. Our Board of Directors and management team are very enthusiastic about our growth plans and confident in our ability to deliver superior value to shareholders. We are also committed to serving the best interests of our other important constituencies, including our employees and the communities in which we operate, which have been and will continue to be a critical part of our success.

Sincerely,

/s/ Robert J. Myers

Robert J. Myers

President and Chief Executive Officer

Casey’s General Stores, Inc.

On June 2, 2010, Couche-Tard and Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER.

General. The purpose of the Offer is to enable Couche-Tard to acquire control of, and ultimately acquire the entire equity interest in, Casey’s. The Offer, as the first step in the acquisition of Casey’s, is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Proposed Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to seek to have Casey’s consummate the Proposed Merger promptly following consummation of the Offer.

Couche-Tard previously proposed to Casey’s a business combination transaction pursuant to which Couche-Tard would acquire all the outstanding Shares for $36.00 per Share in cash. The Board of Directors of Casey’s rejected Couche-Tard’s proposals without affording Couche-Tard and its advisors the opportunity to discuss with Casey’s and its advisors the terms and conditions of a business combination of the two companies and the economics underlying Couche-Tard’s proposals. As a result, Couche-Tard, through Purchaser, is making this Offer directly to the shareholders of Casey’s. However, there are substantial conditions to consummation of the Offer, among them the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition and the HSR Condition. If the Board of Directors of Casey’s opposes the Offer, certain provisions of the IBCA would affect Purchaser’s ability to obtain control of Casey’s and to effect the Proposed Merger. In addition, there can be no assurance that the Financing Condition and the other conditions to consummation of the Offer will be satisfied. Therefore, there can be no assurance that Purchaser will be able to consummate the Offer or, if the Offer is consummated, that Purchaser will be able to effectuate the Proposed Merger, nor can there be any guarantee as to the timing of the Proposed Merger if it is consummated. See below and Section 14 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions” for more information.

If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Casey’s, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

The Proposed Merger. At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) and Shares owned by shareholders who properly perfect their appraisal rights under Iowa law) would be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer. Under the IBCA as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the total voting power of all outstanding Shares calculated on a fully-diluted basis after the consummation of the Offer, Purchaser believes it would be able to approve the Proposed Merger without a vote of the Board of Directors of Casey’s or other shareholders of Casey’s. However, if Purchaser does not acquire such voting power, then under the IBCA as currently in effect, the Proposed Merger would require the adoption of a plan of merger by the Board of Directors of Casey’s and a recommendation by the Board of Directors of Casey’s that the shareholders of Casey’s approve the plan of merger (unless the Board of Directors of Casey’s makes a determination that because of conflicts of interest or other special circumstances it should not make such a recommendation, in which case the Board of Directors of Casey’s must transmit to the shareholders of Casey’s the basis for that determination). Under the IBCA as currently in effect, the act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors of Casey’s. A majority of the number of the duly elected and qualified directors will constitute a quorum for the transaction of business. In addition, under the IBCA as currently in effect, the Proposed Merger would require the approval of the shareholders of Casey’s of the plan of merger at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the plan of merger exists. The affirmative vote of the holders of a majority of the Shares represented at the meeting and entitled to vote on the plan of merger will be required for the shareholders of Casey’s to approve the plan of merger. Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other shareholders, assuming approval by the Board of Directors of Casey’s. The treatment of Shares for Casey’s shareholders who properly perfect their appraisal rights if the proposed second-step merger does take place is discussed in Section 15 — “Certain Legal Matters; Antitrust; State Takeover Statutes; State Registration Requirements; the Rights Condition; Appraisal Rights; “Going-Private” Transactions” below.

However, since a plan of merger in connection with the Proposed Merger must be adopted by the Board of Directors of Casey’s, and the Board of Directors of Casey’s must recommend to the shareholders of Casey’s that such shareholders approve the plan of merger, the Proposed Merger could be delayed for a substantial period of time if the Board of Directors of Casey’s refuses to approve the plan of merger. In addition, the Board of Directors of Casey’s is able to facilitate the satisfaction of various principal conditions to the Offer, such as the Section 490.1110 Condition, the Rights Condition and the Impairment Condition. In order to enhance the ability of the Board of Directors of Casey’s to consummate the Offer and effect the Proposed Merger, we currently intend to engage in the Proxy Solicitation. We reserve the right, however, at any time to determine not to commence the Proxy Solicitation (or to terminate the Proxy Solicitation or launch a different proxy solicitation) if we determine it to be in our best interests to do so or if we determine that the Proxy Solicitation is unnecessary. In addition, regardless of the outcome of the Proxy Solicitation, there can be no assurance that the Board of Directors of Casey’s would approve the Proposed Merger. We reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving Casey’s in which the Shares not owned by Couche-Tard or its subsidiaries (including, without limitation, Purchaser) would be converted into or exchanged for cash, shares of Couche-Tard common stock and/or other securities or consideration.

The foregoing discussion of certain provisions of the IBCA is not a complete description of the IBCA or such provisions thereof and shareholders are advised to read the applicable provisions of the IBCA. The foregoing description of the IBCA is qualified in its entirety by reference to the IBCA.

Plans for Casey’s. In connection with the Offer, we have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that we might consider in the event that Purchaser acquires Casey’s. As of the date of this Offer to Purchase, except as described in this Offer to Purchase, Couche-Tard does not have definitive plans to (i) liquidate Casey’s, (ii) sell assets of Casey’s, (iii) effect a merger or consolidation of Casey’s, (iv) change the location of the principal place of business of Casey’s or of a material portion of its business activities, (v) change the management of Casey’s or policies of employment of Casey’s, (vi) materially alter the relationship of Casey’s with suppliers or customers or the community in which it operates or (vii) make any other major changes in the business, corporate structure, capitalization, dividend policy, management, personnel or otherwise of Casey’s.

If the Shares are not delisted prior to the Proposed Merger, we intend to cause the delisting of the Shares by NASDAQ promptly following the consummation of the Offer. We intend to seek to cause Casey’s to terminate registration of the Shares under the Exchange Act as soon as after the consummation of the Offer as the requirements for deregistration, including the delisting of the Shares, are met. See Section 7 — “Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations; Rights.”

12. SOURCE AND AMOUNT OF FUNDS.

Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and Proposed Merger and to pay related fees and expenses will be approximately $1.9 billion. In addition, Couche-Tard anticipates that, in connection with the consummation of the Offer and the Proposed Merger, it may need to refinance or obtain waivers with respect to certain debt of Couche-Tard and Casey’s and their respective subsidiaries. For more information regarding Couche-Tard’s outstanding debt, please see Section 9 — “Certain Information Concerning Couche-Tard and Purchaser.” Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Couche-Tard. Couche-Tard plans to obtain the funds for such capital contributions or advances from a combination of available cash, borrowings under existing credit facilities and credit facilities that Couche-Tard will seek to obtain from lenders and/or a public or private issuance of securities. As of January 31, 2010, Alimentation Couche-Tard had cash and cash equivalents in the amount of $138.3 million and $501.5 million available under its existing credit facilities. We cannot guarantee that Couche-Tard will be able to obtain the financings necessary to satisfy the Financing Condition, particularly in light of the current economic conditions in the U.S. and Canada. Included among the conditions to the Offer is the Financing Condition.

It is anticipated that the indebtedness incurred by Couche-Tard in connection with the Offer and the Proposed Merger will be repaid from funds generated internally by Couche-Tard and its subsidiaries (including, after the Proposed Merger, if consummated, cash on hand of Casey’s and its subsidiaries) and through additional borrowings. No final decisions have been made, however, concerning the method Couche-Tard will employ to repay such indebtedness. Such decisions, when made, will be based on Couche-Tard’s review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. DIVIDENDS AND DISTRIBUTIONS.

If, on or after June 1, 2010, Casey’s (1) splits, combines, reclassifies or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares (other than pursuant to the terms of any director or employee stock options outstanding as of March 5, 2010), or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken any such action, then, without prejudice to Purchaser’s rights under Section 14 — “Conditions to the Offer,” Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination, reclassification or other change including, without limitation, the number or type of securities offered to be purchased.

If, on or after June 1, 2010, Casey’s declares or pays any dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, or voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Casey’s stock transfer records, then, subject to the provisions of Section 14 — “Conditions to the Offer,” (1) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (A) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14. CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, (1) at or prior to the Expiration Date, the Minimum Tender Condition, the Rights Condition, the Section 490.1110 Condition, the Impairment Condition, the Financing Condition or the HSR Condition has not been satisfied, or (2) at any time on or after June 1, 2010 and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or conditions shall exist:

(a) there shall be threatened or instituted or pending, any action or proceeding by or before any court, government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, Couche-Tard or any other affiliate of Couche-Tard or the consummation by Purchaser, Couche-Tard or any other affiliate of Couche-Tard of the Proposed Merger or any other business combination with Casey’s, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, Couche-Tard or any other affiliate of Couche-Tard of all or any portion of the business or assets of Casey’s and its subsidiaries or of Couche-Tard or its affiliates, or to compel Purchaser, Couche-Tard or any other affiliate of Couche-Tard to dispose of or hold separate all or any portion of the business or assets of Couche-Tard or its affiliates or Casey’s or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, Couche-Tard or any other affiliate of Couche-Tard to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, Couche-Tard or any other affiliate of Couche-Tard effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to Casey’s shareholders, (4) seeking to require divestiture by Purchaser, Couche-Tard or any other affiliate of Couche-Tard of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Purchaser, Couche-Tard or any other affiliate of Couche-Tard as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with Casey’s, (6) which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect Purchaser, Couche-Tard or any other affiliate of Couche-Tard or the value of the Shares or (7) in the reasonable judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Casey’s or any of its subsidiaries;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser, Couche-Tard or any other affiliate of Couche-Tard or (2) to the Offer or the Proposed Merger or other business combination by Purchaser, Couche-Tard or any other affiliate of Couche-Tard with Casey’s, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Casey’s or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse, or Purchaser shall have become aware of any fact which, in the reasonable judgment of Purchaser, has or may have material adverse significance, with respect to either the value of Casey’s or any of its subsidiaries or the value of the Shares to Purchaser, Couche-Tard or any other subsidiary of Couche-Tard;

(d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Casey’s or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Casey’s or any of its subsidiaries or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business on June 1, 2010 or any material adverse change in the market price in the Shares or (8) in the case of any of the foregoing existing on June 1, 2010, a material acceleration or worsening thereof;

(e) we become aware (1) that any material contractual right of Casey’s or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Casey’s or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser, Couche-Tard or any other affiliate of Couche-Tard of a merger or other similar business combination involving Casey’s or (2) of any covenant, term or condition in any instrument or agreement of Casey’s or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Casey’s or any of its subsidiaries or affiliates or the value of the Shares to Purchaser, Couche-Tard or any other affiliate of Couche-Tard (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Couche-Tard or Purchaser or Couche-Tard’s or Purchaser’s consummation of a merger or other similar business combination involving Casey’s);

(f) Casey’s or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof on the date of this Offer to Purchase) of director or employee stock options outstanding on the date of this Offer to Purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Casey’s, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement, agreement in principle, arrangement or understanding with respect to any shareholder rights plan, “poison pill,” merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Casey’s or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, agreement in principle, arrangement or understanding with any person or group that, in Purchaser’s reasonable judgment, could adversely affect either the value of Casey’s or any of its subsidiaries or the value of the Shares to Purchaser, Couche-Tard or any other affiliates of Couche-Tard, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to Casey’s or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings on file with the SEC, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Casey’s or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or (12) amended or authorized or proposed any amendment to their respective articles of incorporation or by-laws or similar organizational documents, or Purchaser shall become aware that Casey’s or any of its subsidiaries shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the SEC;

(g) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including, without limitation, Casey’s or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, Casey’s or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Casey’s (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Casey’s (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on June 1, 2010, (2) any such person, entity or group, which before had filed such a Schedule with the

SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Casey’s (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Casey’s (including, without limitation, the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Casey’s or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire Casey’s or any assets or securities of Casey’s or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

(h) Couche-Tard, Purchaser or any other affiliate of Couche-Tard shall have reached an agreement or understanding with Casey’s providing for termination of the Offer, or Couche-Tard, Purchaser or any other Couche-Tard affiliate shall have entered into a definitive agreement or announced an agreement in principle with Casey’s providing for a merger or other business combination with Casey’s or the purchase of stock or assets of Casey’s which does not contemplate the Offer;

(i) any waiting periods under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer and the Proposed Merger shall not have been obtained on terms satisfactory to Purchaser; or

(j) Casey’s or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Casey’s or any of its subsidiaries or the purchase of securities or assets of Casey’s or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Casey’s or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

which, in the reasonable judgment of Couche-Tard or Purchaser, regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Purchaser or Couche-Tard and may be asserted by Purchaser and Couche-Tard, in their sole discretion, regardless of the circumstances (including, without limitation, any action or omission by Casey’s, Couche-Tard or Purchaser) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following waiver of a material condition as required by the rules and regulations of the SEC, may be waived by Purchaser or Couche-Tard, in their sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the SEC which require the satisfaction or waiver of conditions prior to expiration of the Offer, the failure by Purchaser or Couche-Tard at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser or Couche-Tard concerning any condition or event described in this Section 14 shall be final and binding upon all parties to the fullest extent permitted by law.

15. CERTAIN LEGAL MATTERS; ANTITRUST; STATE TAKEOVER STATUTES; STATE REGISTRATION REQUIREMENTS; THE RIGHTS CONDITION; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Casey’s with the SEC and other publicly available information regarding Casey’s, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Casey’s and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of the subsidiaries of Casey’s) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the subsidiaries of Casey’s) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Casey’s business, or that certain parts of the business of Casey’s or Couche-Tard might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “Introduction” and Section 14 — “Conditions to the Offer” for a description of certain conditions to the Offer.

Antitrust. Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

Pursuant to the requirements of the HSR Act, Couche-Tard plans to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible after the date hereof. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from Couche-Tard. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after Couche-Tard has substantially complied with such request. The waiting period will not be affected either by the failure of Casey’s (as opposed to Couche-Tard) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of Couche-Tard, Purchaser, Casey’s or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which Couche-Tard, Purchaser, Casey’s and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. See Section 14 — “Conditions to the Offer” for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

State Takeover Statutes. Casey’s is incorporated under the laws of the State of Iowa. Section 490.1110 of the ICBA (“Section 490.1110”), in general, prevents an “interested shareholder” (generally, a shareholder and an affiliate or associate thereof owning 10% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with an Iowa corporation for a period of three years following the time such shareholder became an interested shareholder unless (1) prior to the time such shareholder becomes an interested shareholder, the corporation’s board of directors approved either the business combination or the transaction which resulted in such shareholder becoming an interested shareholder, (2) upon consummation of the transaction which resulted in such shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and officers of the corporation) or (3) at or subsequent to the time such shareholder becomes an interested shareholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested shareholder.

The provisions of Section 490.1110 do not apply to an Iowa corporation if, among other things, (1) such corporation amends its articles of incorporation or by-laws to elect not to be governed by Section 490.1110 and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested shareholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on NASDAQ or held of record by more than 2,000 shareholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder, or (3) the business combination is proposed by an interested shareholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 490.1110 of, any one of certain proposed transactions which is with or by a person who was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to the Section 490.1110 Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of Casey’s approves the Offer or the Proposed Merger or (2) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Casey’s).

Unless the Board of Directors of Casey’s causes Casey’s to negotiate and enter into a merger agreement with us, Couche-Tard intends to nominate, and solicit proxies for the election of, the Nominees for election at the 2010 annual meeting of shareholders of Casey’s and to present at such meeting, and solicit proxies for the adoption or approval of, a proposal to repeal any new or amended by-law provisions adopted by the Board of Directors of Casey’s without shareholder approval after June 10, 2009 and prior to a vote on such proposal at the 2010 annual meeting of shareholders of Casey’s. Couche-Tard plans to deliver to Casey’s notice of its intent to nominate the Nominees and to bring such proposal on the date of this Offer to Purchase or shortly thereafter. Such Nominees will be persons who we believe will consider, to the extent that it is in the best interest of the shareholders of Casey’s, taking action to approve the Offer and the Proposed Merger or any alternative proposal. We believe that the Nominees, if elected, and subject to their fiduciary duties, will support the Offer and the Proposed Merger and take actions necessary to satisfy the conditions to the Offer, including the Rights Condition, the Section 490.1110 Condition and the Impairment Condition.

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes purport to apply to the Offer or the Proposed Merger, Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Casey’s, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not endeavored to comply with any such laws. Should any person seek to apply any such state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14 — “Conditions to the Offer.”

State Registration Requirements. Pursuant to Section 502.321B of the Iowa Uniform Securities Act (the “Iowa Act”), a takeover offer or the acquisition of any equity securities pursuant to a takeover offer will only be lawful if the takeover offer is valid under the Iowa Act. Section 502.321B of the Iowa Act requires the filing of a registration statement with the Administrator of the Securities Bureau of the Division of Insurance of the Iowa Department of Commerce (the “Administrator”) if (i) the takeover offer results in the offeror becoming the beneficial owner, directly or indirectly, of more than 10% of the outstanding equity securities of the target company, (ii) the target company is the issuer of publicly traded equity securities and at least 20% of such equity securities are held beneficially by residents of Iowa and (iii) the target company has substantial assets in Iowa. The registration statement must be filed on forms prescribed by the Administrator and must include certain information regarding the offer and the offeror. Within three calendar days of the filing of the registration statement, the Administrator may summarily suspend the effectiveness of the takeover offer if the administrator determines the registration statement does not contain all of the information required by the Iowa Act or that the takeover offer materials provided to the offerees do not provide full disclosure to offerees of all material information concerning the takeover offer. The suspension will remain in effect only until a determination is made following a hearing held pursuant to Section 502.321B of the Iowa Act. A hearing must be held within ten calendar days of the date of suspension at which time the administrator determines if the offeror can correct any deficiencies with the registration statement or if the offer will be permanently suspended.

The Rights Condition. Consummation of the Offer is conditioned upon the Board of Directors of Casey’s redeeming the Rights or Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, or any other business combination involving Couche-Tard or any of its subsidiaries (including without limitation, Purchaser) and Casey’s. The following summary is qualified in its entirety by reference to the Rights Agreement.

The terms of the Rights are set forth in the Rights Agreement. According to the Rights Agreement, the Board of Directors of Casey’s declared a dividend, payable to shareholders of Casey’s of record on April 26, 2010 of one Right per each outstanding Share (and for each Share that becomes outstanding between such date and prior to the earliest of the redemption of the Rights, the Distribution Date or the Rights Expiration Date). Each Right entitles the registered holder to purchase from Casey’s one one-thousandth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment. The Rights are transferable only with the Shares until the Distribution Date. The Rights will not become exercisable until the Distribution Date and will expire on the Rights Expiration Date, unless earlier redeemed or exchanged by Casey’s.

Under the Rights Agreement, the “Distribution Date” will occur upon the earlier of (i) such date that Casey’s learns that a person or group of affiliated or associated persons has become an Acquiring Person or (ii) such date, if any, as may be designated by the Board of Directors of Casey’s following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for the outstanding Shares which could result in a person or group becoming the beneficial owner of more than 15% of the outstanding Shares.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred only in connection with the transfer of Shares. From and after the Distribution Date, the Rights will separate from the Shares and the Share Certificates. The Rights Agreement further provides that as soon as practicable following the Distribution Date, Rights Certificates will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and from and after the Distribution Date, the Rights will be evidenced solely by such separate Rights Certificates. The Rights Agreement provides that from and after the Distribution Date, each Right (other than those that have become void) will be exercisable to purchase one one-thousandth of a Preferred Share at the Preferred Share Purchase Price, subject to adjustment.

Subject to certain exceptions, in the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person which will thereupon become void), will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, that number of one one-thousandth of a share of the Preferred Shares equal to the result obtained by multiplying the Preferred Share Purchase Price by a fraction, the numerator of which is the number of one-one thousandth of a share of a Preferred Share for which such Right is exercisable and the denominator of which is 50% of the market value of shares of common stock of Casey’s on the date on which such person became an Acquiring Person. In addition, in the event that, among other similar events, Casey’s is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of the assets of Casey’s are sold to an Acquiring Person, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will have the right to receive upon exercise of a Right and payment of the Preferred Share Purchase Price, such number of common shares in the surviving entity having an aggregate value equal to the result obtained by multiplying the Preferred Share Purchase Price by two.

The Preferred Share Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time as provided under the Rights Agreement.

Until the earliest of (1) the Distribution Date and (2) the Rights Expiration Date, the Board of Directors of Casey’s may redeem all, but not fewer than all, of the then outstanding Rights at a price of $0.001 per Right, as adjusted.

At any time prior to the Distribution Date, Casey’s may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement (including the date on which a Distribution Date or Rights Expiration Date shall occur, the amount of the Preferred Share Purchase Price, the definition of “Acquiring Person” or the time during which the Rights may be redeemed), except that no supplement or amendment may be made which reduces the price that the Rights may be redeemed by the Board of Directors of Casey’s.

After any person or group becomes an Acquiring Person, the Board of Directors of Casey’s may elect to exchange each Right (other than Rights owned by an Acquiring Person) for consideration per Right consisting of one-half of the Preferred Shares (or fractions thereof) that would be issuable at such time upon the exercise of one Right pursuant to the terms of the Rights Agreement (or an equivalent value comprised of cash, shares of common stock, the Preferred Shares, other securities or any combination thereof). Notwithstanding the foregoing, the Board of Directors of Casey’s may not make such an exchange at any time after any person becomes the beneficial owner of more than 50% of the outstanding Shares.

The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum quarterly dividend payment of $0.085 per Preferred Share, subject to adjustment. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to the greater of (1) $1,000 per Preferred Share or (2) an aggregate amount per share equal to 1000 (such number subject to adjustment) times the aggregate amount to be distributed per share to holders of common stock. Except as required by law, the holders of Preferred Shares do not have voting rights.

Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Proposed Merger.

Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Proposed Merger is completed, however, shareholders of Casey’s will have rights under the IBCA to dissent, and demand appraisal of, and to obtain payment for, the fair value of their Shares. These rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Proposed Merger) to be required to be paid in cash to the dissenting holders for their Shares. In addition, the dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of completion of the Proposed Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Iowa court would be required to take into account all relevant factors. Accordingly, the determination could be based on considerations other than, or in addition to, the market value of the Shares. Therefore, the value determined in an appraisal proceeding could be different from the price being paid in the Offer.

“Going-Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going-private” transactions and may under certain circumstances be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Casey’s and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority shareholders be filed with the SEC and distributed to minority shareholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the IBCA, the Iowa Act, and the Exchange Act is not a complete description of the IBCA, the Iowa Act or the Exchange Act or such provisions thereof and shareholders are advised to read the applicable provisions of the IBCA, the Iowa Act and the Exchange Act. The foregoing descriptions of the IBCA and the Iowa Act are qualified in their entirety by reference to the IBCA and the Iowa Act.

16. CERTAIN FEES AND EXPENSES.

Credit Suisse is acting as financial advisor to Couche-Tard in connection with its effort to enter into a business combination with Casey’s and Credit Suisse is acting as the Dealer Manager in connection with the Offer. Credit Suisse will receive customary fees in connection with the engagement. Couche-Tard has also agreed to reimburse Credit Suisse (in its capacity as Dealer Manager and as financial advisor) for its reasonable expenses resulting from or arising out of its engagement and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses in connection with its engagement, including, without limitation, certain liabilities under the federal securities laws. Credit Suisse and its affiliates render various investment banking and other advisory services to Couche-Tard and its affiliates and are expected to continue to render such services, for which they have received and expect to continue to receive customary compensation from Couche-Tard and its affiliates. In the ordinary course of business, Credit Suisse engages in securities trading, market making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Casey’s and/or Couche-Tard.

Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

In addition, Wells Fargo Bank, N.A. has been retained by Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No Person has been authorized to give any information or make any representation on behalf of Couche-Tard or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in Section 8 — “Certain Information Concerning Casey’s” with respect to information concerning Casey’s.

SOLICITATION OF PROXIES

As discussed in this Offer to Purchase, Couche-Tard and Purchaser intend to file a preliminary proxy solicitation statement with the SEC in connection with the solicitation of proxies from shareholders of Casey’s. INVESTORS AND SECURITY HOLDERS OF CASEY’S ARE URGED TO READ THIS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders of Casey’s will be able to obtain free copies of this document (if and when available) and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3.

INFORMATION CONCERNING PARTICIPANTS

Couche-Tard and Purchaser and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of shareholders of Casey’s. As of the date of this Offer to Purchase, Couche-Tard is the beneficial owner of 362 Shares (which includes 100 Shares owned beneficially by Purchaser). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s and Purchaser’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 26, 2009, which was filed with the SEC on July 24, 2009, and its proxy circular for the 2009 annual general meeting, which was furnished to the SEC on a Form 6-K on July 24, 2009. These documents and other documents filed with the SEC by Couche-Tard can be obtained free of charge through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents (when available) can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

ACT Acquisition Sub, Inc.

June 2, 2010

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

COUCHE-TARD AND PURCHASER

Directors and Executive Officers of Couche-Tard. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Couche-Tard. The business address and telephone number of each such person is c/o Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3, (450) 662-6632. Unless otherwise indicated, each person listed below is a citizen of Canada. During the last five years, to the best knowledge of Couche-Tard and Purchaser, none of the persons listed on this Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, applicable securities laws, or a finding of violations of such laws.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Alain Bouchard

Director, President and Chief Executive Officer

As founder of the companies from which originated Alimentation Couche-Tard Inc., Mr. Alain Bouchard started his convenience store operations in 1980 with the opening of his first convenience store in Québec. Mr. Bouchard has more than 39 years of experience in the retail industry. Over the years he took part, along with his closest collaborators and all staff members, in Couche-Tard’s growth. Mr. Bouchard is also a director of Atrium Innovations Inc. (development and marketing of cosmetic and nutritional ingredients). He also was a member of the board of directors of Quebecor Inc. from 1997 to May 2009.

Jacques D’Amours

Director, Vice-President, Administration

Since joining in 1980, he has worked in a variety of roles, including Manager of Technical Services, Vice-President of Sales and Vice-President of Administration and Operations. He has been on a sabbatical leave since March 2005.

Roger Desrosiers, FCA

Director

Mr. Desrosiers has been a chartered accountant since 1963. In 1973, he founded an accounting firm that subsequently merged with Malette Maheu and then with Arthur Andersen in 1994. From 1994 to 2000, he was the Managing Partner, Eastern Canada of Arthur Andersen. From 1968 to 1973, he was assistant-treasurer, director of accounting and budget for Québec-Telephone (now TELUS Inc.). Prior to 1968, he practiced accounting with Coopers & Lybrand. He is a member and a Fellow of the Québec Order of Chartered Accountants. Mr. Desrosiers is a member of the board of directors and President of the Audit Committee of Desjardins Assurances Générales, La Personnelle compagnie d’assurance inc., The Personal inc., Certas inc. and Fonds d’assurances du Barreau du Québec. He is also acting as President of the Departmental Audit Committee of Health Canada and is a member of the Departmental Audit Committee of the Ministry of Immigration et Communauté culturelle of the Government of Québec. Mr. Desrosiers gives training in corporate governance at l’École des administrateurs de société de l’Université Laval.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Jean André Élie

Director

From 1998 to 2002, Mr. Élie was managing director of a Canadian bank wholly-owned by Societe Generale (France). From 1987 to 1997, Mr. Élie was a director and member of the Executive Committee and Chairman of the Finance and Audit Committee of Hydro-Québec, for which he also acted as Interim Chairman in 1996. From 1981 to 1995, he was a Vice-President and Manager, Corporate Services and Government Services of Burns Fry Limited (today BMO Nesbitt Burns Inc.), a Canadian investment banking and brokerage firm. He is a member of the board of directors of the Institute of internal auditors (Montréal) and of the Departmental Audit Committee of Industry Canada. Mr. Élie was also a director and member of the Executive Committee of the Investment Dealers Association of Canada. Recently he left the board of directors and the audit committee of IamGold Corporation (formerly Cambior Inc.). Mr. Élie holds a B.C.L. (law) from McGill University and an MBA from the University of Western Ontario and is a member of the Québec Bar Association.

Richard Fortin

Chairman of the Board

Mr. Fortin retired as an employee in October 2008 from Couche-Tard after 25 years of loyal services. He held the office of Executive Vice-President and Chief Financial Officer. Upon his retirement, he accepted to act as Chairman of the Board of Directors. Before joining Couche-Tard in 1984, he had more than 13 years of experience at a number of major financial institutions, and was Vice-President of Québec for a Canadian bank wholly-owned by Societe Generale (France). Mr. Fortin holds a bachelor’s degree in Management with a major in Finance from Laval University in Québec City. Mr. Fortin is a director of Transcontinental Inc., a commercial printer and is chairman of the audit committee of the latter. He also is a member of the board of directors of Rona Inc. and sits on the audit committee and the human resources and compensation committee. In addition, he sits on the board of directors of the Insurance Life of National Bank of Canada.

Mélanie Kau

Director, President, Mobilia Interiors Inc.

Mrs. Kau started her career with Mobilia in 1987. After occupying several different positions, she assumed the role of President in 1995. In 2001 she was awarded the Entrepreneur of the Year by the Young Chamber of Commerce of Montréal, in 2002 she was recognized as Canada’s Top 40 under 40. Mrs. Kau holds a Bachelor’s of Arts from McGill, a Master of Journalism from Northwestern University, as well as an Executive Master’s of Business Administration from Concordia. She serves on the board of Investissement Québec since 2005 in addition to being a member of its Audit Committee.

Roger Longpré

Director, President, Mergerac Inc.

Mr. Longpré is President and founder of Mergerac Inc., a consulting firm in the areas of mergers and acquisitions and corporate finance. From 1986 to 1994, Mr. Longpré was a partner of Raymond Chabot Grant Thornton where he began consulting in the areas of corporate finance and

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
mergers and acquisitions and subsequently became responsible for all of the firm’s financial consulting services. From 1980 to 1986, Mr. Longpré was Vice-President of Credit Suisse, Montréal Branch. Prior to 1980, Mr. Longpré was employed in the banking industry. Mr. Longpré has a bachelor’s degree in business administration with a major in finance from the University of Québec in Montréal. He also holds an MBA degree, also with a major in finance from the University of Concordia in Montréal.

Réal Plourde

Director, Executive Vice-President

Mr. Plourde resigned as Chief Operating Officer of Couche-Tard effective May 10, 2010. As of such date, Mr. Plourde will remain with Couche-Tard as Executive Vice-President and as a member of the Executive Committee of Couche-Tard. Mr. Plourde joined Couche-Tard in 1984 and has held various positions, ranging from Manager of Technical Services to Vice-President of Development, Sales and Operations of Couche-Tard. In 1988 and 1989, Mr. Plourde also acted as President of Pro Optic Inc., then a wholly-owned subsidiary of Couche-Tard and Québec’s first optical lens manufacturer. Mr. Plourde began his career in various engineering projects in Canada and Africa. Mr. Plourde holds an Engineering Degree (Applied Sciences) from Laval University in Québec City and an MBA from the Ecole des Hautes Etudes Commerciales in Montréal. Mr. Plourde is a member of the Québec Engineers Association. Mr. Plourde is also a director of Bouclair Inc., a home fashion retailer.

Jean-Pierre Sauriol

Director, President and Chief Executive Officer, Dessau inc.

Mr. Sauriol is President and Chief Executive Officer of Dessau Inc., one of Canada’s largest engineering-construction companies. Mr. Sauriol was Chairman of the Association of Consulting Engineers of Canada in 1993 and of the Association of Consulting Engineers of Québec in 1988 and 2000. Mr. Sauriol is a Fellow of the Canadian Academy of Engineering. Mr. Sauriol graduated from the École Polytechnique of Montréal in 1979 and completed Harvard Business School’s Owner President Management Program in 1993.

Jean Turmel

Director, President, Perseus Capital Inc.

Mr. Turmel has acted as Lead Independent Director of Couche-Tard since September 7, 2005. Mr. Turmel is the founder and president of Perseus Capital inc., a portfolio firm. Until December 2004, Mr. Turmel was President, Financial Markets, Treasury and Investment Bank of a Canadian chartered bank. Mr. Turmel was a director of a Canadian chartered bank and a director and chairman of National Bank Financial Inc. as well as a member of the board of directors of subsidiaries of such group. Prior to 1981, Mr. Turmel held various positions at McMillan Bloedel Inc., Dominion Securities Inc. and Merrill Lynch Royal Securities. Mr. Turmel holds a baccalaureate in commerce and an MBA both from Laval University in Québec City.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Michel Bernard

Vice-President Operations, Eastern Canada

Mr. Bernard has been Vice-President Operations, Eastern Canada since December 2005 and previously held the position of Vice-President Operations, U.S. Midwest since 2003. He has served in a variety of operations and marketing-related positions during his 30-year supermarket and convenience store career. Mr. Bernard joined Couche-Tard in 1987 and subsequently departed in 1994 to pursue other opportunities including as Responsible of Convenience Retailing for Petro-Canada. He returned to Couche-Tard in 1999 as Senior Director of Marketing and Merchandising. Mr. Bernard holds a bachelor’s degree in Management, with a major in Marketing, from the Université du Québec a Montréal.

Alain Brisebois

Senior Vice-President, Operations

Mr. Brisebois was promoted to the position of Senior Vice-President, Operations for Couche-Tard on January 11, 2010. Mr. Brisebois joined Couche-Tard in September 2008 as Vice-President, Purchasing and Supply Chain, thus bringing over 25 years experience in the Canadian retail and food service industry. Mr. Brisebois has held various progressive and strategic positions with major retailers, most recently as Senior Vice-President, Quebec Division, for Metro Inc. He holds extensive experience in purchasing, merchandising, operations, distribution, and food service areas. He graduated in 1980 with a BA in Business Administration from the École des Hautes Études Commerciales. Mr. Brisebois has served as board member on several industry associations and has been involved in many philanthropic events and fundraising campaigns for many years.

Kenneth Jason Broussard (U.S.)

Vice-President Operations, Gulf

Mr. Broussard was appointed Vice-President Operations, Gulf in January 2008. Prior to assuming his current position, Mr. Jason Broussard held various positions within Circle K since 1990, ranging from District Manager to Director of Marketing and Fuel. In 1983, Mr. Broussard began his career in the convenience store industry for the Southland Corporation. Mr. Broussard has been the recipient of many regional and national awards throughout his career including District Manager of the Year. Mr. Broussard holds a solid experience of more than 25 years in Operations and Marketing.

Robert G. Campau (U.S.)

Vice-President, U.S. Administration

Mr. Campau has been Vice-President, Administration since May 2008 and was formerly Vice-President, Operations U.S. Southeast since December 2003. Mr. Campau began his nearly 35-year convenience industry career with the Southland Corporation in 1974. Since joining Circle K in 1979, Mr. Campau held a variety of positions including zone manager, division manager, director of operations, franchise support services, director of organizational development, director of operations and representative of the Office of the President. Prior to December 2003, he served as Manager of Retail Support for ConocoPhillips. Mr. Campau earned his bachelor’s degree in business administration from the University of Wisconsin at Madison.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Darrell J. Davis (U.S.)	Vice-President Operations, U.S. Midwest
Mr. Davis has been Vice-President Operations, Midwest since November 2005. He has served Couche-Tard as Director of Operations, and later as Director of Marketing within the Midwest division. Mr. Davis joined Couche-Tard in 2002 when Couche-Tard acquired Dairy Mart, where he held the position of Vice-President, Operations of such company. Mr. Davis began his career in the convenience store industry over 33 years ago. He holds a bachelor’s degree in Management from the University of Louisville.

Rick Hamlin (U.S.)	Vice President, Worldwide Franchise
Mr. Rick Hamlin was named Vice-President, Worldwide Franchise in August 2009. Prior to his new appointment, he was Senior Director, Worldwide Franchise. Mr. Hamlin joined Couche-Tard in 2003 when the company acquired Circle K. He held numerous operation and marketing positions within the Circle K organization over the course of his 13 years of tenure. His experience includes 15 years with the Southland Corporation, eight of which were spent in the franchise 7-Eleven Store group. Mr. Hamlin earned a Bachelor’s Degree in Business Administration from the University of Arizona and an MBA from Arizona State University.

Brian P. Hannasch (U.S.)	Chief Operating Officer
Mr. Hannasch was promoted to the position of Chief Operating Officer on May 10, 2010. Mr. Hannasch was previously Senior Vice-President, U.S. Operations since May 2008. He was previously Senior Vice-President, Western North America since December 2004 and Vice-President, Integration since 2003. In 2001, he was appointed Vice-President Operations, U.S. Midwest where he was responsible for all aspects of U.S. operations. From 2000 to 2001, Mr. Hannasch was Vice-President of Operations for Bigfoot Food Stores LLC, a 225 unit convenience store chain in the U.S. Midwest acquired by Couche-Tard. From 1989 to 2000, Mr. Hannasch was employed by BP Amoco in various positions of increasing responsibility. His last position with BP Amoco was Vice-President of Marketing for the Midwest Business Unit. Mr. Hannasch holds a B.A. in Finance from Iowa State University and an MBA in Marketing and Finance from the University of Chicago.

Geoffrey C. Haxel (U.S.)	Vice-President Operations, Arizona
Mr. Haxel has been Vice-President Operations, Arizona since December 2003. Mr. Haxel served in a variety of operations and marketing positions since joining Circle K in 1988. Mr. Haxel began his career as a district manager trainee and also held the positions of sales manager, category manager and division manager. Prior to December 2003, Mr. Haxel served as Circle K’s Arizona Region Manager with responsibility for more than 600 sites in a four-state territory. Mr. Haxel has completed coursework toward a bachelor’s degree in chemical engineering from the University of Oklahoma.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Matthew McCure (U.S.)	Vice-President Operations, U.S. Southeast
Mr. McCure has been Vice-President Operations, U.S. Southeast since May 2008. Prior to assuming his current position he was Director of Marketing & Fuel. Mr. McCure held various positions ranging from Director of Facilities and Regional Director of Operations. In 2001, he was appointed as Director of Facilities. In this role, he was instrumental in supporting the growth of the Division from 200 locations to over 700. Prior to joining Couche-Tard, Mr. McCure spent 6 years working in the Southeast for Swifty Serve/Camp Oil Company. There he held the Director of Facilities position after starting his career as a Project Manager. He also gained experience in the Marketing, Fuel Operations and Real Estate Departments. Mr. McCure graduated from the University of Illinois with a Bachelors Degree in Civil Engineering.

Raymond Paré	Vice-President and Chief Financial Officer
Mr. Paré holds the Vice-President and Chief Financial Officer since in September 2008. Prior to assuming his current position, Mr. Paré held the position of Vice-President, Finance and Treasurer from 2007 to 2008 and held the position of Senior Director, Finance, from 2003 to 2007. In 1992, Mr. Paré began his professional career at Ernst & Young as a Chartered Accountant and thereafter held several positions in financial and operational management, amongst other companies; at JAC Canada / USA Inc. and at Bombardier Inc., in the Aerospace Division. Mr. Paré graduated in 2007 with a MBA for management in Financing from the Université du Québec à Montréal, holds a B.A. in Accounting from such university since 1992 and he obtained his license as Chartered Accountant in 1994.

Paul Rodriguez (U.S.)	Vice-President Operations, U.S. Great Lakes
Mr. Rodriguez was appointed Vice-President Operations, Great Lakes in December 2006 upon the creation of this new division. Mr. Rodriguez joined Couche-Tard in 2003 when Couche-Tard acquired Circle K. He served in a variety of operations and marketing positions since joining Circle K in 1988. Mr. Rodriguez has over 20 years of experience in the retail industry. He holds a bachelor’s degree in Business Administration from the Texas Tech University.

Waymon O. “Butch” Seber (U.S.)	Vice-President, Real Estate Development
Mr. Seber was appointed Vice-President Real Estate Development, North America in January 2008. Upon joining Circle K in October of 1992, Mr. Seber has held a variety of positions in real estate covering all areas of development and asset management. He served as Real Estate Director for the previous ten years and was responsible for new acquisition markets, direct management and accountability for the Florida Gulf Coast Division. Prior to joining Circle K, Mr. Seber started his career in 1982 in the real estate brokerage business. Mr. Seber graduated with a Bachelor of Arts degree from the University of South Florida majoring in both Communications and Psychology.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Michael L. Struble (U.S.)	Vice-President Operations, Florida
Mr. Struble was appointed Vice-President Operations, Florida/Gulf Division in May 2007 and now holds the position of Vice-President Operations, Florida since January 2008. Previously he served as Director of Marketing & Fuel since December, 2003. Prior to the acquisition by Couche-Tard, Mr. Struble served as a Director on the corporate marketing staff of Circle K for eight years. Mr. Struble has over 30 years of convenience retailing experience. He has served various regional U.S. companies in a variety of marketing and operations positions, including Director of Operations for Shore Stop and Jr. Food Stores, and Vice-President, Marketing for Strasberger Enterprises. He also served as Managing Partner of Struble Management Group for 6 years, providing turn around and interim management to companies at risk.

Timothy S. Tourek (U.S.)	Vice-President Operations, U.S. Westcoast
Mr. Tourek has been Vice-President Operations, U.S. West Coast since October 1, 2007 but has held such position by interim since March 2007. Mr. Tourek joined Circle K in 1992 as a District Manager. In his tenure at Circle K, he has held the positions of District Manager, Director of Operations, Regional Operations Director, and Director of Facilities. Prior to joining Circle K, Mr. Tourek was a field consultant with the Southland Corporation. He is a Veteran of the United States Air Force, holds a B.S. degree in Management from Golden Gate University and a MBA from the University of Phoenix.

Kim Jay Trowbridge	Vice-President Operations, Western and Central Canada
Since September 18, 2009, Mr. Trowbridge has held the position of Vice-President Operations, Western and Central Canada. Mr. Trowbridge was previously Vice-President Operations, Western Canada since 1999. Prior to 1999, Mr. Trowbridge was Vice-President Operations, Western division for Mac’s Convenience Stores Inc. Mr. Trowbridge is a director and past Chair of the Alberta Food Processors Association and the founder and past Chair, president and a director of the Western Convenience Store Association. Mr. Trowbridge has been Chairman of the Board of the Canadian Convenience Store Association since 2009. He is also a member of the board of advisory for the Whitefish Group of companies. Mr. Trowbridge has over 27 years of experience in the convenience store industry.

Lou Joseph Valdes (U.S.)	Vice-President Operations, U.S. Southwest
Mr. Valdes was appointed Vice-President Operations, U.S. Southwest in January 2008. Prior to assuming his current position, Mr. Valdes held various positions within Circle K since 1998, ranging from District Manager, Project Manager to Director of Operations and Facilities. As Director of Operations and Facilities, Mr. Valdes was responsible for the new acquisition markets, Procurement, Facilities Department and the Arizona Distribution Center. In 1985, Mr. Valdes began his career in the retail industry as a Store Manager for Drug Emporium Drug Store, and rose to Director of Purchasing and Marketing. Mr. Valdes attended the University of Arizona in 1986 where he studied Business and Accounting.

Directors and Executive Officers of Purchaser. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address and telephone number of each such person is c/o Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3, (450) 662-6632. Unless otherwise indicated, each person listed below is a citizen of Canada.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
Alain Bouchard	Director and President of Purchaser. Additional information is provided above.

Brian P. Hannasch (U.S.)	Director and Vice President of Purchaser. Additional information is provided above.

Raymond Paré	Director and Secretary and Treasurer of Purchaser. Additional information is provided above.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and Rights and any other required documents should be sent or delivered by each shareholder of Casey’s or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	For Notice of Guaranteed Delivery (For Eligible Institutions Only) By Facsimile Transmission: (866) 734-9952 (FAX) To Confirm Receipt of Notice of Guaranteed Delivery Only: (800) 468-9716

By Hand or Overnight Delivery:

(Until 6:00 p.m. Eastern Time

on the Expiration Date)

Wells Fargo Bank, N.A.

Shareowner Services

Voluntary Corporate Actions

161 N. Concord Exchange

South St. Paul, MN 55075-1139

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Dealer Manager or the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free (877) 717-3930

Banks and Brokers may call collect (212) 750-5833

The Dealer Manager for the Offer is:

Eleven Madison Avenue

New York, New York 10010

(800) 318-8219 (toll-free)

(212) 538-4581